SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 6, 2001

$             EAGLES SM due June     , 2003

Bank of America Corporation EAGLES (ExchAngeable Growth-Linked Equity-indexed Securities) are our unsecured non-interest bearing senior debt securities with a return based on the performance of the common stock of three Basket Companies assuming that the proceeds of the EAGLES are invested in equal dollar amounts on the Trade Date in the three Basket Stocks. Your payment at maturity is based on the appreciation or depreciation of each Basket Stock and is paid in the common stock of the Basket Companies. The return on your EAGLES is determined by the performance of each Basket Stock separately and not by the performance of the three Basket Stocks as a whole.
THIS PROSPECTUS SUPPLEMENT, WHICH IS NOT COMPLETE, RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933. WE MAY NOT SELL THESE EAGLES UNTIL A FINAL PROSPECTUS SUPPLEMENT IS DELIVERED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE EAGLES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE EAGLES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
•	If a Basket Stock appreciates, you will receive the benefit of the appreciation up to a maximum gain of 100% on your original investment attributable to that Basket Stock.

•	If a Basket Stock depreciates, but not by more than ♦%, you will receive the amount of your original investment attributable to that Basket Stock.

•
If a Basket Stock depreciates by more than ♦% but less than 100%, you will receive less than your initial investment attributable to that Basket Stock as we describe more fully in “Description of the EAGLES — Payment at Maturity.”

•	If the price of a Basket Stock drops to zero, you will lose your entire investment attributable to that Basket Stock.
Trade Date: June ♦, 2001.

Issue Date: June ♦, 2001.

Valuation Date: The Business Day that is three Business Days before the Maturity Date.

Maturity Date: June ♦, 2003.

Issue Price: $1,000 per EAGLES.

Basket Companies: Flextronics International Ltd., Sanmina Corporation and Jabil Circuit, Inc.

Basket Stocks: The common stock of each of the Basket Companies.

Listing: We anticipate listing the EAGLES on the American Stock Exchange under the proposed symbol “BOA.A”.

The value of the EAGLES at maturity is uncertain. You may lose some or all of your investment in the EAGLES. We describe the risks of an investment in the EAGLES beginning on page S-7.

EAGLES are unsecured and are not saving accounts, deposits or other obligations of a bank. EAGLES are not guaranteed by Bank of America, N.A. or any other bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

None of the Securities and Exchange Commission, any state securities commission or the Commissioner of Insurance of the State of North Carolina has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

	Per EAGLE	Total
Public Offering Price	♦%	$ ♦
Underwriting Discount	♦%	♦

Proceeds (Before Expenses)	♦%	$ ♦

We will deliver the EAGLES in book-entry only form through The Depository Trust Company on or about June ♦, 2001, against payment in immediately available funds.

Banc of America Securities LLC

Prospectus Supplement to Prospectus dated August 5, 1999
June ♦, 2001.

EAGLES SM is our service mark.

Summary

          This summary includes questions and answers to help you understand the EAGLES. You should read carefully this prospectus supplement and the entire prospectus to understand fully the terms of the EAGLES, including the principal tax and other considerations important in making an investment decision about the EAGLES. You should, in particular, review carefully the section entitled “Risk Factors” to determine whether an investment in the EAGLES is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation contained in this prospectus supplement and the attached prospectus.

Are the EAGLES equity securities or debt securities?

          The EAGLES are debt securities with some risk and return characteristics similar to common stock.

          The EAGLES differ from typical debt securities because you will receive no interest and will not receive, except in limited circumstances, a cash payment at maturity. Instead, at maturity, like holders of common stock, you will receive a return which will depend primarily on the performance of the Basket Stocks and which will be paid primarily in shares of Basket Stocks. As with other debt securities, the value of the EAGLES may be affected by many factors, including changes in the overall level of interest rates and our perceived credit quality. The specific terms of the EAGLES, including the provisions concerning payments to you at maturity, are more fully described in the section entitled “Description of the EAGLES” beginning on page S-15.

Do the EAGLES offer any guaranteed return of principal?

          No. You are not guaranteed any return on your investment. We do not make any guarantee as to the expected value of the shares of Basket Stocks at maturity. If the Basket Stocks have appreciated, you will benefit from the appreciation, but only up to a maximum gain of 100% on your original investment. If the value of a Basket Stock depreciates by more than ♦%, or the Protection Threshold, you will receive shares of that Basket Stock which are worth less than your original investment. If the prices of all the Basket Stocks decline to zero, you will lose all of your original investment.

          An investment in the EAGLES is suitable only if you are willing to accept the risk of owning the Basket Stocks and the accompanying potential loss of principal.

If held to maturity, how will the performance of the EAGLES be expected to compare to the performance of the Basket Stocks?

          You will benefit from an increase in the value of the Basket Stocks, but only up to a maximum gain of 100% with respect to each Basket Stock. However, EAGLES holders will not be as adversely affected as a direct holder of a Basket Stock by a decline of less than 100% in the value of that Basket Stock. By investing in EAGLES, you will forego investment gains above 100% in the value of each Basket Stock. However, with respect to each Basket Stock, you are protected fully from market declines of that Basket Stock so long as the depreciation is less than the Protection Threshold of ♦%. In addition, when a market decline of a Basket Stock exceeds ♦%, you still have partial protection against market declines unless the market depreciation is 100%, in which case you will lose all of that portion of your original investment attributable to that Basket Stock.

          The holder of shares of a Basket Stock owns those shares; you as a holder of EAGLES have no ownership interest in the Basket Shares and do not receive cash dividends.

The following graph compares the performance of a hypothetical direct investment in one of the Basket Stocks (excluding dividends and other distributions) to an indirect investment in that Basket Stock through EAGLES. This graph assumes a Protection Threshold of 25% for illustrative purposes only; your Protection Threshold will be set on the Trade Date.

Direct
Through EAGLES
150%
100%
50%
0%
-50%
-100%
% Gain/Loss to Investor
-100%
-75%
-50%
-25%
0%
25%
50%
75%
100%
125%
150%
% Appreciation/Depreciation in Basket Stock

           The three tables below illustrate and compare, based on hypothetical gains or losses in the price of the three Basket Stocks that may be experienced during the term of the EAGLES, your potential return as a direct holder of the Basket Stocks (under “Final Stock Value”) with your potential return as an indirect holder of the Basket Stocks through an investment in EAGLES (under “Value of Shares Delivered at Maturity”). We cannot predict the future price of any Basket Stock. You should be aware that you will not benefit from any gain in the value of any Basket Stock beyond a maximum of 100%.

Basket Stock	Initial Stock Value	Unadjusted Appreciation/ (Depreciation)	Final Stock Value	Effect for EAGLES Holder	Adjusted Appreciation/ (Depreciation)	Value of Shares Delivered at Maturity

Example 1

Stock 1	$ 333.33	150%	$ 833.33	Upside capped at 100%	100%	$ 666.67
Stock 2	333.33	65%	550.00	Full upside participation	65%	550.00
Stock 3	333.33	(25%)	250.00	Full return of principal	0%	333.33

Total	$1,000.00		$1,633.33			$1,551.00

Example 2

Stock 1	$ 333.33	40%	$ 466.67	Full upside participation	40%	$ 466.67
Stock 2	333.33	(10%)	300.00	Full return of principal	0%	333.33
Stock 3	333.33	(50%)	166.67	Partial loss reduction	(33%)	222.22

Total	$1,000.00		$ 933.33			$1,022.22

Example 3

Stock 1	$ 333.33	(50%)	$ 166.67	Partial loss reduction	(33%)	$ 222.22
Stock 2	333.33	(50%)	166.67	Partial loss reduction	(33%)	222.22
Stock 3	333.33	(50%)	166.67	Partial loss reduction	(33%)	222.22

Total	$1,000.00		$ 500.00			$ 666.66

[1]
Unadjusted Appreciation/(Depreciation) for each Basket Stock is the percentage appreciation/
(depreciation) between the Trade Date and the Valuation Date based on the Closing Price of the Basket Stock on the two dates.

[2]
For illustrative purposes, in this table (a) the maximum appreciation on any Basket Stock is limited to 100% and (b) the assumed Protection Threshold is 25%. The actual Protection Threshold will be set on the Trade Date.

[3]	The specific terms of the EAGLES are more fully described in the section entitled “Description of the EAGLES” beginning on page S-15.

What are the tax consequences of investing in the EAGLES?

          For United States federal income tax purposes, you and we agree to treat the EAGLES as a pre-paid variable forward purchase contract entered into on the Issue Date relating to the Basket Stocks. Under this characterization, you should not be subject to tax on the receipt of the shares of the Basket Stocks upon maturity of the EAGLES, and your aggregate tax basis in the shares of the Basket Stocks received at maturity generally would equal the amount you paid to acquire the EAGLES. Under the same characterization, if you sell, exchange or otherwise dispose of the EAGLES prior to maturity, you generally would recognize a capital gain or loss in an amount equal to the difference between the amount you realize on such sale or other disposition and the amount you paid for the EAGLES. Other characterizations of the EAGLES are possible. Due to the absence of authority as to the proper characterization of the EAGLES, we cannot assure you that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax consequences described in this paragraph and in the section “Certain United States Federal Income Tax Considerations” in this prospectus supplement. You should read that section carefully for additional information.

What is the role of our subsidiary, Banc of America Securities LLC?

          Our subsidiary, Banc of America Securities LLC, is the underwriter of the offering and sale of the EAGLES. After the initial offering, Banc of America Securities LLC intends to indicate prices if requested by EAGLES holders and may engage in other activities described in the section “Underwriting” in this prospectus supplement which may affect the trading price of the EAGLES. However, Banc of America Securities LLC is not obligated to engage in any such activities, or to continue these activities once it has started.

          Banc of America Securities LLC also will act as Calculation Agent for the EAGLES. As Calculation Agent, Banc of America Securities LLC will determine the number of shares of each Basket Stock to be delivered at maturity.

Does ERISA impose any limitations on purchases of the EAGLES?

          Yes. Employee benefit plans subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) will not be permitted to purchase or hold the EAGLES. Employee benefit plans that are not subject to ERISA, such as individual retirement accounts, individual retirement annuities or Keogh Plans, will be permitted to purchase or hold the EAGLES. However, such plans will be deemed to have represented that their purchase or holding of the EAGLES will not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code of 1986 (the “Code”). You should refer to the section “ERISA Restrictions” in this prospectus supplement for additional information.

ABOUT THIS PROSPECTUS SUPPLEMENT

          We intend to use this prospectus supplement and the attached prospectus to offer the EAGLES. You should read each of these documents before investing in the EAGLES. This prospectus supplement provides you with certain terms of the EAGLES and supplements the description of debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will supersede the information in the attached prospectus.

          This prospectus supplement and the attached prospectus do not constitute an offer to sell or the solicitation of an offer to buy the EAGLES in any jurisdiction in which such offer or solicitation is unlawful. See “Underwriting”. The delivery of this prospectus supplement is not intended to imply that our affairs have not changed since the date of this prospectus supplement.

          The distribution of this prospectus supplement and the attached prospectus and the offering of the EAGLES in certain jurisdictions may be restricted by law. If you possess this prospectus supplement and the attached prospectus, you should find out about and observe these restrictions.

          Capitalized terms used, but not defined in this prospectus supplement, are defined in the attached prospectus.

RISK FACTORS

          Your investment in the EAGLES involves significantly more risk than an investment in ordinary unsecured senior debt securities. Your return on the EAGLES is linked to the performance of the Basket Stocks. Investing in EAGLES is not the same as investing directly in the Basket Stocks. This section describes the most significant risks relating to the EAGLES. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the attached prospectus, before investing in the EAGLES. You may lose some or all of your principal.

Your appreciation potential is limited.

          The terms of the EAGLES limit the amount of appreciation on each of the underlying Basket Stocks that you as an EAGLES holder will receive. Unlike a direct investment in the Basket Stocks where your appreciation is not limited, the maximum gain in the value of the shares of each Basket Company is limited to 100%. For each $1,000 amount invested in EAGLES, the maximum you can receive at maturity is $2,000.

You may lose your principal.

          There is no guaranteed return of principal on the EAGLES. Unlike a typical debt security, we will not pay you a fixed amount at maturity. The EAGLES only offer limited protection of your principal. If any of the Basket Stocks depreciates by more than ♦%, you will receive shares of that Basket Stock worth less than your original investment attributable to that Basket Stock. If the prices of all the Basket Stocks decline to zero by the Valuation Date, you will lose all of your original investment.

The EAGLES do not bear interest or otherwise pay dividends or other distributions. Until shares of the Basket Stocks are delivered to you at maturity, you are not entitled to receive any dividends on those shares.

          You will not receive any interest payments on the EAGLES. Even if all the Basket Stocks appreciate, your return may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate.

          Because you are not entitled to receive dividends on the shares of the Basket Stocks during the term of the EAGLES, your return may not reflect the total return you would have achieved had you invested directly in each of the Basket Stocks. Also, as noted above, you will not receive the benefit of any appreciation in value of any Basket Stock above a maximum gain of 100% in the value of that Basket Stock.

The tax treatment of an investment in the EAGLES is uncertain.

          You should consider the tax consequences of investing in EAGLES. Significant aspects of the tax treatment described in this prospectus supplement are not settled. Specifically, the IRS could assert that the EAGLES should be treated for United States federal income tax purposes not as pre-paid variable forward purchase contracts with respect to the Basket Stocks, but rather as contingent payment debt instruments subject to special tax rules. Under these rules, any gain you recognize from the sale, exchange or from the final payment at maturity of your EAGLES would be treated as ordinary interest income, and you would be required to accrue and report interest income based on an assumed yield with respect to your EAGLES over the term of the EAGLES.

Prior to maturity, you have no shareholder rights in the Basket Stocks.

          Until shares of the Basket Stocks are delivered to you at maturity, you have no interest in any of the Basket Stocks or the Basket Companies. Therefore, you will not be entitled to any rights with respect to the Basket Stocks (including, without limitation, voting rights and rights to receive any dividends or other distributions) until we deliver shares of the Basket Stocks to you at maturity. In addition, you will not be entitled to any rights in respect of the Basket Stocks if the record date for the exercise of those rights occurs before we deliver shares of the Basket Stocks to you at maturity. For example, if an amendment to the articles of incorporation of any Basket Company is proposed and the record date for determining the shareholders of record entitled to vote on the amendment occurs before maturity, you, as a holder of the EAGLES, will not be entitled to vote on the proposed amendment.

Your investment in the EAGLES will be affected principally by the performance of the Basket Stocks.

          The trading value of the EAGLES at any time is expected to be affected primarily by changes in the prices of the Basket Stocks. The prices of the Basket Stocks have been highly volatile during recent periods. Historical prices of the Basket Stocks should not be taken as an indication of their future performance during the term of the EAGLES.

          We cannot predict whether the prices of the Basket Stocks will rise or fall. Trading prices of the Basket Stocks will be influenced by, among other things:

•	the operational results of the Basket Companies,

•	the creditworthiness of the Basket Companies,

•	dividend rates, if any, on the Basket Stocks, and

•
complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the securities markets on which the Basket Stocks are traded and the industries in which the Basket Companies operate.

You have limited antidilution protection.

          The Calculation Agent for the EAGLES will adjust the number of shares of a Basket Stock for certain events affecting a Basket Company, such as stock splits and stock dividends, and certain other corporate actions, such as mergers. However, the Calculation Agent is not required to make an adjustment for every corporate event that may affect a Basket Stock. For example, the Calculation Agent is not required to make any adjustments if a Basket Company or anyone else makes a partial tender or partial exchange offer for shares of that Basket Stock. If an event occurs that does not require the Calculation Agent to adjust the number of shares of a Basket Stock in the Basket, the market price of the EAGLES and the number of shares of that Basket Company to be delivered to you at maturity may be materially and adversely affected.

You may not have an active trading market in the EAGLES. Sales in the secondary market may result in significant losses.

          We anticipate listing the EAGLES on the American Stock Exchange. However, we cannot assure you that the EAGLES will be accepted for listing. We cannot predict how the EAGLES will trade in the secondary market or whether such market will be liquid or illiquid. Although Banc of America Securities LLC intends under ordinary market conditions to indicate prices on the EAGLES on request, there can be no assurance at what price a bid would be made. The price indicated, if any, will be affected by many factors including, but not limited to:

•	the trading prices of the Basket Stocks,

•	the volatility of the Basket Stocks,

•	the general level of interest rates,

• general economic conditions,

•	the time to maturity of the EAGLES, and

•	our credit rating.

          Banc of America Securities LLC may discontinue buying and selling EAGLES in the secondary market at any time.

We and our affiliates have no affiliation with the Basket Companies and are not responsible for their public disclosure of information, whether contained in SEC filings or otherwise.

          None of the Basket Companies is involved in the offering of the EAGLES, and none has any obligations with respect to the EAGLES, including any obligation whatsoever to take our needs or your needs into consideration for any reason. No Basket Company will receive any of the proceeds of the offering of the EAGLES, and none has participated in the determination of the timing of, prices for or quantities of the EAGLES to be issued or in the determinations to be made by the Calculation Agent. None of the Basket Companies is involved with the administration, marketing or trading of the EAGLES, and none has any obligations with respect to the shares of Basket Stock to be delivered to you at maturity.

          Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Basket Companies contained in this prospectus supplement or in any of their publicly available filings. The material provided in this prospectus supplement concerning the Basket Companies has been derived from publicly available information concerning the Basket Companies. The Basket Companies have not provided or approved of such information. We have not made any attempt to review or confirm any such information. Before you invest in the EAGLES, you should make your own investigation into the Basket Companies.

Trading and other transactions by us or our affiliates in the Basket Stocks, or options and other derivative products on the Basket Stocks, may adversely affect the value of the EAGLES.

          We or one or more affiliates may hedge our obligations under the EAGLES by purchasing one or more of the Basket Stocks, options on any of the Basket Stocks or other derivative instruments with returns linked to or related to changes in the value of any or all of the Basket Stocks, and may adjust these hedges during the term of the EAGLES by, among other things, purchasing or selling these Basket Stocks, options or other derivative instruments at any time. These hedging activities could adversely affect the price of any Basket Stock and, therefore, the value of the EAGLES. We or one or more of our affiliates could receive substantial returns from these hedging activities while the value of the EAGLES may decline.

           We or one or more of our affiliates also may engage in trading in one or more of the Basket Stocks and other investments relating to the Basket Stocks on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the price of particular Basket Stocks and, therefore, the value of the EAGLES. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of one or more of the Basket Stocks. By introducing competing products into the marketplace, we or one or more of our affiliates could adversely affect the value of the EAGLES.

There are no restrictions on our ability to encumber or transfer any shares of Basket Stocks we acquire.

          Our obligations in connection with the EAGLES are unsecured. The Senior Indenture governing the EAGLES does not restrict our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of any shares of Basket Stocks. Neither we nor any of our affiliates will pledge or otherwise hold any shares of Basket Stocks for your benefit in order to enable us to deliver shares of Basket Stocks due to you at maturity. Consequently, in the event of our bankruptcy, insolvency or liquidation, you would be a general unsecured creditor and any shares of Basket Stocks that we own will be subject to the claims of our creditors generally and will not be available specifically for your benefit as an EAGLES holder.

Our business activities may create conflicts of interest with you.

          We and one or more of our affiliates, including Banc of America Securities LLC, may engage in business with one or more Basket Companies, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to the Basket Companies and their competitors. These activities may present a conflict between our or our affiliates’ obligations and your interests as an EAGLES holder. In connection with those activities, we may receive information about those companies which we will not divulge to you or other third parties. Moreover, we or one or more of our affiliates have published, and may in the future publish, research reports on one or more of the Basket Companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the EAGLES. Any of these activities may affect the price of the Basket Stocks and, therefore, the value of the EAGLES.

There are potential conflicts of interest between you and the Calculation Agent.

          Our affiliate, Banc of America Securities LLC, will serve as the Calculation Agent. Banc of America Securities LLC, among other things, will determine the number of shares of each Basket Stock to be delivered to you at maturity. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting any or all of the Basket Stocks has occurred on the Valuation Date. This determination will depend on the Calculation Agent’s judgment as to whether these events have materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the Calculation Agent may affect our payment to you, the Calculation Agent may have a conflict of interest because it will make judgments with respect to our or our affiliates’ hedge positions.

THE BASKET COMPANIES

          No Basket Company has authorized or sanctioned the EAGLES or participated in the preparation of this prospectus supplement. According to publicly available documents, each of the Basket Companies is subject to the informational requirements of the Exchange Act and files reports, proxy statements and other information with the Securities and Exchange Commission. To the best of our knowledge, based upon public documents currently available as of the date of this prospectus supplement, each of the Basket Companies is eligible to use a Form S-3 or Form F-3 Registration Statement for primary sales of its securities. In addition, the common stock of each Basket Company is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information required by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material also can be obtained from the Public Reference Section at prescribed rates. In addition, information filed electronically by each Basket Company with the SEC can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov.

          This prospectus supplement relates only to the EAGLES and does not relate to the Basket Companies. We are not offering or selling securities of any of the Basket Companies. The description of the Basket Companies in this section, as well as all of the other disclosures contained in this prospectus supplement regarding the Basket Companies, are derived from the publicly available documents described in the preceding paragraph. Neither we, nor any of our affiliates, including Banc of America Securities LLC, has participated in the preparation of such documents, verified the accuracy or the completeness of the information concerning the Basket Companies included in the publicly available documents or made any diligence inquiry with respect to the Basket Companies. We do not make any representation that the publicly available documents or any other publicly available information about the Basket Companies are accurate or complete. There can be no assurance that events occurring prior or subsequent to the date of this prospectus supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that might affect the trading price of any of the Basket Stocks have been or will be publicly disclosed. Because the payment of the EAGLES at maturity is related to the trading prices of the Basket Stocks, such events, if any, also would affect the trading prices of the EAGLES. We do not intend to furnish to you subsequent information with respect to the Basket Companies. Neither we, nor any of our affiliates, including Banc of America Securities LLC, makes any representation to you as to the future performance of any of the Basket Stocks.

          We or one or more of our affiliates, including Banc of America Securities LLC, may currently or from time to time engage in business with one or more of the Basket Companies, including making loans to, or equity investments in, the Basket Companies or the provision of advisory services to the Basket Companies. In the course of such business, we or our affiliates may acquire non-public information with respect to one or more of the Basket Companies, none of which will be available to you. One or more of our affiliates may publish research reports with respect to one or more of the Basket Companies, and those reports might be expected to have an impact on the trading value of the Basket Stocks. We may discontinue such research coverage or cease writing research reports at any time, and those events might be expected to have an impact on the trading value of the Basket Stocks.

          You should make your own investigation into the Basket Companies.

Flextronics International Ltd.

          According to publicly available documents, Flextronics International Ltd. is the second largest provider of advanced electronics manufacturing services to original equipment manufacturers. Flextronics’ headquarters are in Singapore and its common stock is traded on the Nasdaq National Market under the symbol “FLEX.” We obtained the trading price information set forth below from Bloomberg, without independent verification.

Quarter	Quarterly High	Quarterly Low	Quarterly Close
1Q98	$ 6.02	$ 3.63	$ 5.40
2Q98	6.56	4.52	5.44
3Q98	5.94	2.75	4.43
4Q98	10.92	3.50	10.70
1Q99	13.05	8.19	12.75
2Q99	14.59	9.34	13.88
3Q99	17.03	10.63	14.55
4Q99	24.69	14.28	23.00
1Q00	39.88	19.16	35.22
2Q00	38.06	22.38	34.34
3Q00	44.91	32.38	41.06
4Q00	43.00	21.38	28.50
1Q01	40.13	14.25	15.00

Stock Prices for Flextronics International Ltd. (1/2/98 to 6/1/01)

Sanmina Corporation

          According to publicly available documents, Sanmina Corporation is a leading independent provider of customized integrated electronic manufacturing services, including turnkey electronic assembly and manufacturing management services, to original equipment manufacturers in the electronics industry. Sanmina’s headquarters are located in San Jose, California and its common stock is traded on the Nasdaq National Market under the symbol “SANM.” We obtained the trading price information set forth below from Bloomberg, without independent verification.

Quarter	Quarterly High	Quarterly Low	Quarterly Close
1Q98	$10.20	$ 6.25	$ 8.74
2Q98	11.97	8.44	10.84
3Q98	11.97	4.91	7.03
4Q98	15.63	5.84	15.63
1Q99	18.97	12.38	15.94
2Q99	20.38	14.03	18.97
3Q99	20.88	15.81	19.34
4Q99	27.31	18.57	24.97
1Q00	34.00	22.50	33.78
2Q00	43.91	21.06	42.75
3Q00	59.97	40.31	46.81
4Q00	60.50	29.59	38.31
1Q01	54.75	18.50	19.56

Stock Prices of Sanmina Corporation (1/2/98 to 6/1/01)

Jabil Circuit, Inc.

          According to publicly available documents, Jabil Circuit, Inc. is a leading worldwide independent electronic manufacturing services provider. Jabil Circuit designs and manufactures electronic circuit board assemblies and systems for major original equipment manufacturers. Jabil Circuit’s headquarters are located in St. Petersburg, Florida and its common stock is traded on the New York Stock Exchange under the symbol “JBL.” We obtained the trading price information set forth below from Bloomberg, without independent verification.

Quarter	Quarterly High	Quarterly Low	Quarterly Close
1Q98	$14.19	$ 7.50	$ 8.33
2Q98	11.25	7.47	8.27
3Q98	9.81	5.75	8.69
4Q98	18.72	8.19	18.63
1Q99	21.50	14.25	20.25
2Q99	27.69	18.53	22.56
3Q99	26.44	18.16	24.75
4Q99	38.97	22.72	36.50
1Q00	45.44	30.25	43.25
2Q00	49.66	28.13	49.66
3Q00	68.00	44.00	56.75
4Q00	60.00	18.63	25.38
1Q01	40.99	17.76	21.62

Stock Prices of Jabil Circuit, Inc. (1/2/98 to 6/1/01)

DESCRIPTION OF THE EAGLES

General

          We will issue $♦ of the EAGLES as a single series of debt securities under the Senior Indenture. The Bank of New York is the Senior Trustee. The EAGLES are unsecured and rank equally with our other Senior Indebtedness. No interest will be paid on the EAGLES; instead, you, as an EAGLES holder, will receive a return based on the performance of each of the Basket Stocks. Your return will be paid primarily in shares of the Basket Stocks.

Composition and Value of the Basket

          The hypothetical Basket will be comprised of shares of common stock of each of the Basket Companies listed below. On the Trade Date, a Basket will have a value of $1000, with each Basket Stock having an equal dollar weighting in the Basket of 33 1 /3%. The number of shares of each Basket Stock will be based on the Closing Price of each of the Basket Stocks on the Trade Date, as shown below. The Calculation Agent will divide $333.33333 by the Closing Price of each Basket Stock on the Trade Date to determine the initial number of shares of that Basket Stock to be included in the Basket.

EAGLES Basket Company	Percent of Basket	Trade Date Closing Price	Initial Number of Shares per $1000
Flextronics International Ltd.	33 1 /3%	$♦	♦
Sanmina Corporation	33 1 /3%	$♦	♦
Jabil Circuit, Inc.	33 1 /3%	$♦	♦

          The number of shares of each Basket Stock included in the Basket on the Valuation Date is subject to adjustment as described under “—Antidilution Adjustments” and “—Adjustments for Reorganization Events”.

Payment at Maturity

          Payment at maturity for an EAGLES is different from payments on ordinary debt securities because the EAGLES do not provide a fixed return on the original principal invested.

          At maturity, we will redeem the EAGLES by delivering to you shares of the Basket Stocks. The number of shares of each Basket Stock that you receive will depend upon the change in value (i.e., the appreciation or depreciation) of that Basket Stock between the Trade Date and the Valuation Date.

          Generally, if a Basket Stock appreciates, you will receive the benefit of the appreciation up to a maximum gain of 100%. If any Basket Stock depreciates, but not by more than ♦%, you will receive shares of that Basket Stock having the same value as your original investment attributable to that Basket Stock. If any Basket Stock depreciates by more than ♦%, you will suffer a loss in the value of the shares of that Basket Stock; however, your loss will be partially reduced so you will not bear the full market depreciation. If the Closing Price on the Valuation Date of any Basket Stock has declined to zero, you will not receive any shares of that Basket Stock at maturity.

          On the Valuation Date, the Calculation Agent will assess, for each Basket Stock, the appreciation or depreciation since the Trade Date in the value of that Basket Stock. The Calculation Agent will compare the product obtained on the Trade Date and the Valuation Date of: (1) the Closing Price of the Basket Stock; and (2) the number of shares of that Basket Stock included in the Basket. This result, expressed as a percentage change, is the Unadjusted Appreciation or Unadjusted Depreciation for that Basket Stock. The Calculation Agent will use the Unadjusted Appreciation or Unadjusted Depreciation, in either case expressed as a positive number, to determine the Final Adjusted Appreciation or Final Adjusted Depreciation as shown below.

•	If the Unadjusted Appreciation of a Basket Stock is greater than 100%, the Final Adjusted Appreciation for that Basket Stock will be 100%.

•
If the Unadjusted Appreciation of a Basket Stock is greater than or equal to zero, but less than or equal to 100%, the Final Adjusted Appreciation for that Basket Stock will be equal to the Unadjusted Appreciation for that Basket Stock.

•	If the Unadjusted Depreciation of a Basket Stock is less than or equal to ♦%, then the Final Adjusted Depreciation for such Basket Stock will be 0%.

•
If the Unadjusted Depreciation of a Basket Stock is greater than ♦% but less than 100%, then the Final Adjusted Depreciation for that Basket Stock is equal to the difference between (A) 1 and (B) a quotient, the numerator of which is the difference between (a) 1 and (b) the Unadjusted Depreciation and the denominator of which is the difference between (x) 1 and (y) the Protection Threshold (expressed as a decimal).

•	If the Unadjusted Depreciation of a Basket Stock is 100%, the Final Adjusted Depreciation will be 100%.

          The Calculation Agent will determine the actual number of shares of each Basket Stock you will receive at maturity by dividing (A) the product of (a) $333.33333, and (b) the sum of 1 plus the Final Adjusted Appreciation, or 1 minus the Final Adjusted Depreciation (in either case, expressed as a decimal) by (B) the Closing Price of that Basket Stock on the Valuation Date.

          We will pay you in cash for any fractional shares. In all cases, we will round fractions to five decimal places, with 0.000005 rounded up.

          Because the Calculation Agent makes its determinations as to the appreciation or depreciation on the Valuation Date using the Closing Price on that day for each Basket Stock, the number of shares of a Basket Stock you are entitled to receive at maturity will not be affected by changes in the price of the Basket Stock occurring between the Valuation Date and the Maturity Date.

          We, or any of our affiliates, including Banc of America Securities LLC, may at any time purchase the EAGLES from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. The EAGLES that we or our affiliates purchase may be, at our discretion, held, resold or cancelled.

Maturity Date

          The Maturity Date will be June ♦, 2003 unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. If the third Business Day before this applicable day is not the Valuation Date, then the Maturity Date will be the third Business Day following the Valuation Date, although the Maturity Date will never be later than the third Business Day after June ♦, 2003 or, if June ♦, 2003 is not a Business Day, later than the fourth Business Day after June ♦, 2003. The Calculation Agent may postpone the Valuation Date—and therefore the Maturity Date—if a market disruption event occurs on or is continuing on a day that would otherwise be the Valuation Date.

Valuation Date

          The Valuation Date will be a Business Day that is three Business Days prior to the Maturity Date, unless the Calculation Agent determines that a market disruption event has occurred or is continuing on such Valuation Date. In that event, the Valuation Date will be the first Business Day on which the Calculation Agent determines that a market disruption event has not occurred or is no longer continuing. In no event, however, will the Valuation Date be later than June ♦, 2003 or, if June ♦, 2003 is not a Business Day, later than the first Business Day after June ♦, 2003.

Denominations

          We will offer the EAGLES in denominations of $1,000 and integral multiples thereof.

No Interest

          We will not make any interest payments to EAGLES holders.

Market Disruption Event

          The Calculation Agent will use the Closing Prices of the Basket Stocks on the Valuation Date to determine the Final Adjusted Appreciation or Depreciation and the corresponding number of shares of the Basket Stocks we will pay you at maturity. If a market disruption event occurs or is continuing on a day that would otherwise be the Valuation Date, then the Calculation Agent instead will use the Closing Prices for the Basket Stocks on the first Business Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the Valuation Date be postponed by more than three Business Days. If the Valuation Date is postponed to the last possible day, but a market disruption event has occurred or still is continuing on that day, that day will nevertheless be the Valuation Date. If the Closing Price of any Basket Stock is not available on the last possible Valuation Date either because of a market disruption event or for any other reason, the Calculation Agent will make a good faith estimate of the price for that Basket Stock which would have prevailed in the absence of the market disruption event or such other reason on the last possible Valuation Date.

          A market disruption event includes any of the following:

•
a suspension, absence or material limitation of trading of any of the Basket Stocks on its primary market, in each case for more than two hours of trading or during the one-half hour before the close of trading on that market, as determined by the Calculation Agent in its sole discretion,

•
a suspension, absence of trading or material limitation of trading in option contracts relating to any Basket Stock, if available, in the primary market for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading on that market, as determined by the Calculation Agent in its sole discretion, or

•	if any of the Basket Stocks does not trade on what was the primary market for that Basket Stock, as determined by the Calculation Agent in its sole discretion, and, upon the occurrence of any of these events, the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the EAGLES.

          The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to discontinue permanently trading in option contracts relating to any Basket Stock.

          For this purpose, an “absence of trading” in the primary securities market on which a Basket Stock, or on which option contracts related to a Basket Stock, is traded will not include any time when that market is itself closed for trading under ordinary circumstances.

          In contrast, a suspension or material limitation of trading in a Basket Stock or in option contracts related to a Basket Stock, if available, in the primary market for those contracts, will exist if there is:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to those contracts, or

•	a disparity in bid and ask quotes relating to those contracts.

Antidilution Adjustments

          As described above, the number of shares of a Basket Stock deliverable at maturity will be based on the Final Adjusted Appreciation or Depreciation. On the Valuation Date, the Calculation Agent will adjust the number of shares of a Basket Stock included in the Basket if an event described below occurs and the Calculation Agent determines that such event has a dilutive or concentrative effect on the theoretical value of the Basket.

           The adjustments described below do not cover all events that could affect the value of the EAGLES. We describe the risks relating to dilution above under “Risk Factors—You have limited antidilution protection.”

How Adjustments to the Number of Shares of a Basket Stock Will Be Made

          If one of the events described below occurs and the Calculation Agent determines that the event has a dilutive or concentrative effect on the theoretical value of a particular Basket Stock, the Calculation Agent will calculate a corresponding adjustment to the number of shares of that Basket Stock as the Calculation Agent, in its sole discretion, determines appropriate to account for that dilutive or concentrative effect. For example, if an adjustment is required because of a two-for-one stock split of a Basket Stock, then the number of shares of that Basket Stock will be adjusted to double the initial amount of those Basket Shares in the Basket. The Calculation Agent also will determine the effective date of an adjustment and the substitution in the Basket of the those shares, if applicable, in the event of consolidation or merger of the relevant Basket Company. The number of shares of a particular Basket Stock will be subject to adjustment independently and separately with respect to the dilution events that affect that stock. Upon making any adjustment, the Calculation Agent will give notice as soon as practicable to the Senior Trustee, stating the adjustment to the number of those shares in the Basket.

          If more than one event occurs that requires adjustment to a particular Basket Stock, the Calculation Agent will adjust the number of those shares in the Basket in the order in which each event occurs, and on a cumulative basis. Thus, after adjusting the number of those shares in the Basket for the first event, the Calculation Agent then will adjust the number of those shares in the Basket for the second event. The second adjustment will be made to those shares in the Basket as adjusted for the first event, and so on for each event.

          For any dilution event described below, other than a consolidation or merger, the Calculation Agent will not have to adjust the number of shares unless the adjustment would result in a change of at least 0.1% to the number of shares that would apply without the adjustment. The number of shares resulting from any adjustment will be rounded up or down to the nearest 0.00001, with 0.000001 being rounded upward.

          If the Calculation Agent determines, in its sole discretion, that it is impractical or impossible to deliver an adjusted number of shares of a Basket Stock, then the Calculation Agent may determine an amount of cash equal to the antidilution adjustment, and such amount may be paid to you at maturity in lieu of shares of that Basket Stock.

          If an event requiring an antidilution adjustment occurs, the Calculation Agent will make the adjustments with a view to offsetting, to the extent practical, any change in your economic position relative to the EAGLES, that results solely from that event. The Calculation Agent, in its sole discretion, may modify the antidilution adjustments as necessary.

          The Calculation Agent will make all determinations, in its sole discretion, with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred or the nature of the adjustment required and how it will be made. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the Calculation Agent. The Calculation Agent will provide information about any adjustments it makes upon your written request.

          The following events are examples of events that may require an antidilution adjustment:

•
a subdivision, consolidation or reclassification of a Basket Stock or a free distribution or dividend of any shares of a Basket Stock to existing shareholders of the Basket Stock by way of bonus, capitalization or similar event,

•	a distribution or dividend to existing shareholders of a Basket Stock of shares of:

•	the Basket Stock,

•
other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of a Basket Company equally or proportionately with such payments to shareholders of a Basket Stock, or

•	any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the Calculation Agent,

•	the declaration by a Basket Company of an extraordinary or special dividend or other distribution whether in cash or shares of its Basket Stock or other assets,

•	a repurchase by a Basket Company of its Basket Stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise,

•	any other similar event that may have a dilutive or concentrative effect on the theoretical value of a Basket Stock, or

•	a consolidation of a Basket Company with another company or a merger of a Basket Company with another company.

Stock Splits

          A stock split is an increase in the number of a corporation’s outstanding shares of stock without any resulting change in its shareholders’ equity. Each outstanding share will be worth less as a result of a stock split.

          If a Basket Company is subject to a stock split, then the Calculation Agent will adjust the number of shares of that Basket Stock in the Basket to equal the sum of the prior number of shares—i.e., the number of shares before that adjustment—plus the product of (1) the number of new shares issued in the stock split with respect to one share of the relevant Basket Company, and (2) the prior number of shares.

Reverse Stock Splits

          A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any resulting change in its shareholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

          If a Basket Company is subject to a reverse stock split, then the Calculation Agent will adjust the number of shares of that Basket Stock in the Basket to equal the product of the prior number of shares and the quotient of (1) the number of outstanding shares of the relevant Basket Company outstanding immediately after the reverse stock split becomes effective, divided by (2) the number of shares of the relevant Basket Company outstanding immediately before the reverse stock split becomes effective.

Stock Dividends

          In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

          If a Basket Company is subject to a stock dividend payable in shares of its stock, then the Calculation Agent will adjust the number of shares of that Basket Stock in the Basket to equal the sum of the prior number of shares plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the relevant Basket Company, and (2) the prior number of shares.

Other Dividends and Distributions

          The number of shares will not be adjusted to reflect dividends or other distributions paid with respect to a Basket Company, other than:

•	stock dividends as described above,

•	issuances of transferable rights and warrants as described in “—Transferable Rights and Warrants” below,

•	distributions that are spin-off events as described in “—Reorganization Events” below, and

•	extraordinary dividends as described below.

          A dividend or other distribution with respect to a Basket Company will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for that Basket Company by an amount equal to at least 10% of the Closing Price of that Basket Company on the Business Day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which the relevant Basket Stock trades without the right to receive that dividend or distribution.

          If an extraordinary dividend occurs, the Calculation Agent will adjust the relevant number of shares of that Basket Stock to equal the product of (1) the prior number of shares, and (2) a fraction, the numerator of which is the Closing Price of the relevant Basket Stock on the Business Day before the ex-dividend date and the denominator of which is the amount by which that Closing Price exceeds the extraordinary dividend amount.

          The extraordinary dividend amount with respect to an extraordinary dividend for a particular Basket Company equals:

•
for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of that Basket Stock, minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for that Basket Stock, or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

          To the extent an extraordinary dividend is not paid in cash, the Calculation Agent will determine the value of any non-cash component. A distribution on a Basket Stock that is a stock dividend payable in that Basket Stock, an issuance of rights or warrants or a spin-off event and an extraordinary dividend will result in an adjustment to the number of shares only as described in “—Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

          If a Basket Company issues transferable rights or warrants to all shareholders of its Basket Stock to subscribe for or purchase its Basket Stock at an exercise price per share that is less than the Closing Price of its Basket Stock on the Business Day before the ex-dividend date for the issuance, then the number of shares will be adjusted by multiplying the prior number of shares by the following fraction:

•
the numerator will be the number of shares of the relevant Basket Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of that Basket Stock offered for subscription or purchase under those transferable rights or warrants, and

•
the denominator will be the number of shares of that Basket Stock outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional shares of that Basket Stock offered for subscription or purchase under the transferable rights or warrants, and (2) the exercise price of those transferable rights or warrants divided by the Closing Prices on the Business Day before that ex-dividend date.

Reorganization Events

          Each of the following is a reorganization event with respect to any Basket Company:

•	the Basket Company’s capital stock is reclassified or changed,

•
the Basket Company has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all of its outstanding Basket Stock is exchanged for or converted into other property,

•	a statutory share exchange involving the outstanding Basket Stock and the securities of another entity occurs, other than as part of an event described above,

•	the Basket Company sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•	the Basket Company effects a spin-off—that is, issues to all holders of its Basket Stock the equity securities of another issuer, other than as part of an event described above,

•	the Basket Company is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•	another entity completes a tender or exchange offer for all the outstanding common shares of that Basket Company.

Adjustments for Reorganization Events

          If a reorganization event occurs with respect to any Basket Stock, then the Calculation Agent will adjust the number of shares of that Basket Stock so as to consist of the amount and type of property or properties—whether it be cash, securities, other property or a combination—that a prior holder of that Basket Stock would hold after the reorganization event had occurred. We refer to this new property as the distribution property.

          For purposes of making an adjustment required by a reorganization event, the Calculation Agent, in its sole discretion, will determine the value of each type of distribution property. For any distribution property consisting of a security, the Calculation Agent will use the Closing Price of the security on the relevant exchange notice date. The Calculation Agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the applicable Basket Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent in its sole discretion.

          If a reorganization event occurs and the Calculation Agent adjusts the number of shares of a Basket Stock to consist of the distribution property distributed in connection with the reorganization event as described above, the Calculation Agent then will make any further antidilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new number of shares. The Calculation Agent will do so to the same extent that it would make adjustments if the applicable Basket Stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the number of shares, the required adjustment will be made only with respect to that component.

          For example, if a Basket Company merges into another company and each share of the relevant Basket Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the number of applicable shares in the Basket will be adjusted to consist of two common shares of the surviving company and that specified amount of cash. The Calculation Agent will adjust the common share component of the new number of shares to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled “—Antidilution Adjustments” as if the common shares of the merged company were the Basket Stock. In that event, the cash component will not be adjusted but will continue to be a component of the number of shares (with no interest adjustment) in the Basket. Consequently, our payment at maturity will include, in addition to the shares of the other Basket Stocks, the final value of the two shares of the surviving company and the cash.

           If a reorganization event occurs, the distribution property distributed in the event will be substituted for the relevant shares of a Basket Stock as described above. Consequently, in this prospectus supplement, references to a share of a Basket Stock means any distribution property that is distributed in a reorganization event and comprises the adjusted number of shares with respect to that stock. Similarly, references to a Basket Company mean any successor entity in a reorganization event with respect to that Basket Company.

Default Amount on Acceleration

          If an event of default (as defined in the attached prospectus) under the Senior Indenture occurs with respect to us and the maturity of the EAGLES is accelerated, we will pay the default amount in respect of the principal of the EAGLES. We describe the default amount below under “—Default Amount.”

Default Amount

          If an event of default shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the EAGLES will be determined by the Calculation Agent following the same procedures in calculating the number of shares of each Basket Stock to be delivered at the Maturity Date, except that the Calculation Agent will use the date of notice of acceleration of payment as the Valuation Date for purposes of calculating all amounts due under the EAGLES.

Business Day

          When we refer to a Business Day with respect to the EAGLES, we mean a day that is a Business Day of the kind described in the attached prospectus, but that is not a day on which the principal securities market (or markets) for any of the Basket Stocks is authorized by law or executive order to close.

Role of Calculation Agent

          The Calculation Agent in its sole discretion will make all determinations regarding the Final Adjusted Appreciation or Depreciation, the Closing Prices of the Basket Stocks, antidilution adjustments, market disruption events, Business Days, the default amount, and, ultimately, the number of shares of Basket Stocks delivered to you at maturity. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent.

          Banc of America Securities LLC is serving as Calculation Agent as of the Issue Date. We may change the Calculation Agent after the Issue Date without notice.

Special Calculation Provisions

          The Closing Price for any security on any Business Day will equal:

•	the closing price on the principal national securities exchange on which that security is listed for trading on that day, or

•	if that security is not listed on any national securities exchange, the last reported offer price on the Nasdaq National Market System on that day, or

•
if that security is not quoted on the Nasdaq National Market System on that day, the last reported offer on any other United States national market system that is the primary market for the trading of that security.

          If that security is not listed or traded as described above, then the Closing Price for that security on any day will be the average, as determined by the Calculation Agent, of the offer prices for the security obtained from as many dealers in that security selected by the Calculation Agent as will make those offer prices available to the Calculation Agent. The number of dealers need not exceed three and may include the Calculation Agent or any of its or our affiliates.

Use of Proceeds and Hedging

          We will use the net proceeds from the sale of the EAGLES for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates also may use those proceeds to effect transactions intended to hedge our obligations under the EAGLES as described below.

          In anticipation of the sale of the EAGLES, we or our affiliates expect to enter into hedging transactions involving purchases of Basket Stocks and listed or over-the-counter options on the Basket Stocks. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may engage in one or more of the following activities:

•	acquire or dispose of one or more of the Basket Stocks or other securities of the Basket Companies,

•	take or dispose of positions in listed or over-the-counter options or other instruments based on one or more of the Basket Stocks, or

•
take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the Nasdaq National Market or other components of the United States equity market.

          We or our affiliates may acquire a long or short position in securities similar to the EAGLES from time to time and may, in our or their sole discretion, hold or resell those securities. We or our affiliates may close out our or their hedge on or before the Valuation Date. That step may involve sales or purchases of one or more of the Basket Stocks, listed or over-the-counter options on one or more of the Basket Stocks or listed or over-the-counter options, or other instruments based on indices designed to track the performance of the Nasdaq National Market or other components of the United States equity market.

          The hedging activity discussed above may adversely affect the market value of the EAGLES from time to time. See “Risk Factors” for a discussion of these adverse effects.

BANK OF AMERICA CORPORATION

General

          Bank of America Corporation is a Delaware corporation, a bank holding company and a financial holding company. Our principal assets are our shares of stock of Bank of America, N.A. and our other banking and nonbanking subsidiaries. Through those subsidiaries, we provide a diversified range of banking and nonbanking financial services and products, primarily throughout the Mid-Atlantic (Maryland, Virginia and the District of Columbia), the Midwest (Illinois, Iowa, Kansas and Missouri), the Southeast (Florida, Georgia, North Carolina, South Carolina and Tennessee), the Southwest (Arizona, Arkansas, New Mexico, Oklahoma and Texas), the Northwest (Oregon and Washington) and the West (California, Idaho and Nevada) regions of the United States and in selected international markets.

          We, and our subsidiaries, are subject to supervision by various United States federal and state banking and other regulatory authorities. The Gramm-Leach-Bliley Act amended a number of federal banking laws. In particular, the Gramm-Leach-Bliley Act permits a financial holding company, and the companies under its control, to engage directly or indirectly in activities considered “financial in nature” (including, without limitation, banking, insurance and securities activities), either de novo or by acquisition, provided the Federal Reserve Board is given after-the-fact notice of the new activities. The Gramm-Leach-Bliley Act also permits national banks to engage in activities considered financial in nature through a financial subsidiary, subject to certain conditions and limitations and with the prior approval of the Comptroller.

Business Segment Operations

          We provide a diversified range of banking and nonbanking financial services and products through our various subsidiaries. In 2000, we realigned our business segments to report the results of our operations through four business segments: (1) Consumer and Commercial Banking, (2) Asset Management, (3) Global Corporate and Investment Banking and (4) Equity Investments.

•  Consumer and Commercial Banking

          Consumer and Commercial Banking provides a wide array of products and services to individuals, small businesses and middle market companies through multiple delivery channels. The major components of Consumer and Commercial Banking are Banking Regions, Consumer Products and Commercial Banking.

° Banking Regions

          Banking Regions serves consumer households in 21 states and the District of Columbia and overseas through our extensive network of approximately 4,400 banking centers, 13,000 ATMs, telephone and Internet channels on www.bankofamerica.com. Banking Regions provides a wide array of products and services, including deposit products such as checking, money market savings accounts, time deposits and IRAs, and credit products such as home equity, mortgage, personal auto loans and auto leasing. Banking Regions also includes small business banking providing treasury management, credit services, community investment, debit card, e-commerce and brokerage services to over two million small business relationships across the franchise.

° Consumer Products

          Consumer Products provides specialized services such as the origination and servicing of residential mortgage loans, issuance and servicing of credit cards, direct banking via the telephone and the Internet, student lending and certain insurance services. Consumer Products also provides auto loans, retail finance programs to dealerships and lease financing of new and used cars.

° Commercial Banking

          Commercial Banking provides commercial lending and treasury management services to middle market companies with annual revenue between $10 million and $500 million. These services are available through relationship manager teams as well as through alternative channels such as the telephone via the commercial service center and the Internet by accessing Bank of America Direct.

•  Asset Management

          Asset Management includes the Private Bank, Banc of America Capital Management and Banc of America Investment Services, Inc. The Private Bank offers financial solutions to high-net-worth clients and foundations in the United States and internationally by providing customized asset management and credit, financial advisory, fiduciary, trust and banking services. Banc of America Capital Management offers management of equity, fixed income, cash and alternative investments; manages the assets of individuals, corporations, municipalities, foundations and universities, and public and private institutions; and provides advisory services to our affiliated family of mutual funds. Banc of America Investment Services, Inc. provides both full-service and discount brokerage services through investment professionals located throughout the franchise and a brokerage web site that provides customers a wide array of market analyses, investment research and self-help tools, account information and transaction capabilities.

•  Global Corporate and Investment Banking

          Global Corporate and Investment Banking provides a broad array of financial services such as investment banking, trade finance, treasury management, lending, capital markets, leasing and financial advisory services to domestic and international corporations, financial institutions and government entities. Clients are supported through offices in 38 countries in four distinct geographic regions: United States and Canada; Asia; Europe, Middle East and Africa; and Latin America. Products and services provided include loan origination, merger and acquisition advisory services, debt and equity underwriting and trading, cash management, derivatives, foreign exchange, leasing, leveraged finance, project finance, real estate finance, senior bank debt, structured finance and trade services.

          Global Corporate and Investment Banking offers clients a comprehensive range of global capabilities through three components: Global Investment Banking, Global Credit Products and Global Treasury Services.

° Global Investment Banking

          Global Investment Banking includes our investment banking activities and risk management products. Through a separate subsidiary, Banc of America Securities LLC, Global Investment Banking underwrites and makes markets in equity securities, high-grade and high-yield corporate debt securities, commercial paper, and mortgage-backed and asset-backed securities. Banc of America Securities LLC also provides correspondent clearing services for other securities broker/dealers, traditional brokerage services to high-net-worth individuals and prime-brokerage services. Debt and equity securities research, loan syndications, merger and acquisition advisory services, private placements and equity derivatives are also provided through Banc of America Securities LLC.

          In addition, Global Investment Banking provides risk management solutions for our global customer base using interest rate and credit derivatives, foreign exchange products, commodity derivatives and mortgage-related products. In support of these activities, the businesses will take positions in these products and capitalize on market-making activities. The Global Investment Banking business also takes an active role in the trading of fixed income securities in all of the regions in which Global Corporate and Investment Banking transacts business and is a primary dealer in the United States, as well as in several international locations.

° Global Credit Products

          Global Credit Products provides credit and lending services and includes the corporate industry-focused portfolio, real estate, leasing and project finance.

° Global Treasury Services

          Global Treasury Services provides the technology, strategies and integrated solutions to help financial institutions, government agencies and public and private companies of all sizes manage their operations and cash flows on a local, regional, national and global level.

•  Equity Investments

          Equity Investments includes Principal Investing, which is comprised of a diversified portfolio of companies at all stages of the business cycle, from start up to buyout. Investments are made on both a direct and indirect basis in the United States and overseas. Direct investing activity focuses on playing an active role in the strategic and financial direction of the portfolio company as well as providing broad business experience and access to our global resources. Indirect investments represent passive limited partnership stakes in funds managed by experienced third party private equity investors who act as general partners. Equity Investments also includes our strategic technology and alliances investment portfolio in addition to other parent company investments.

Acquisitions and Sales

          As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses that are eligible for financial holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of suitable financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries or lines of businesses. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

CAPITALIZATION

          The following table sets forth our actual capitalization as of March 31, 2001 and as adjusted for (1) the issuance of the EAGLES and (2) the issuance and the maturity of certain other notes during the period beginning April 1, 2001 through the date of this prospectus supplement. Since March 31, 2001, the date of our latest interim financial statements incorporated herein by reference, there has been no material adverse change in our financial position.

	Actual	As Adjusted
	(Amounts in millions)
LONG-TERM DEBT:
Senior debt
Bank of America Corporation	$ 21,146	$20,668
$ ♦ EAGLES SM due June , 2003	—	♦
Subsidiaries (1)	25,076	22,684

Total senior debt	46,222	♦

Subordinated debt
Bank of America Corporation	20,214	19,967
Subsidiaries (1)	608	408

Total subordinated debt	20,822	20,375

Total long-term debt	67,044	♦

Guaranteed Preferred Beneficial Interests in Junior Subordinated Notes (2)	4,955	4,955

SHAREHOLDERS’ EQUITY (3):
Preferred stock, $0.01 par value; authorized — 100,000,000 shares; issued and outstanding — 1,662,172 shares	71	71
Common stock, $0.01 par value; authorized — 5,000,000,000 shares; issued and outstanding — 1,601,983,783	7,872	7,872
Retained earnings	40,785	40,785
Accumulated other comprehensive income	227	227
Other	(69)	(69)

Total shareholders’ equity	48,886	48,886

	$120,885	$ ♦

(1)	These obligations are direct obligations of our subsidiaries and, as such, constitute claims against those subsidiaries prior to our equity interest.

(2)
The line item “Guaranteed Preferred Beneficial Interests in Junior Subordinated Notes” reflects the issuance of $4,955 million aggregate liquidation amount of preferred undivided beneficial interests in the assets of 13 wholly owned grantor trusts. The sole assets of the trusts are our junior subordinated notes.

(3)
On July 26, 2000, our Board of Directors authorized a new stock repurchase program of up to 100 million shares of our common stock at an aggregate cost of up to $7.5 billion. At March 31, 2001 the remaining buyback authority for common stock under the 2000 program totaled $6.1 billion, or 70 million shares.

          As of March 31, 2001, we had $5.1 billion of commercial paper and other short-term notes payable outstanding.

RATIOS OF EARNINGS TO FIXED CHARGES

          The following are our consolidated ratios of earnings to fixed charges for each of the years in the five-year period ended December 31, 2000 and for the three months ended March 31, 2001.

	Year Ended December 31,					Three Months Ended March 31, 2001
	1996	1997	1998	1999	2000
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	2.3	2.2	1.8	2.2	1.8	2.0
Including interest on deposits	1.5	1.5	1.4	1.6	1.5	1.5

SELECTED FINANCIAL DATA

          The following selected financial data as of December 31, 1999 and 2000, and for each of the years in the three-year period ended December 31, 2000 are derived from our consolidated financial statements, which are audited by PricewaterhouseCoopers LLP, independent accountants. The financial data for the three months ended March 31, 2000 and 2001 are derived from our unaudited financial statements. The unaudited financial statements include all adjustments, consisting only of normal recurring accruals, that we consider necessary for a fair presentation of our financial position and the results of our operations as of such dates and for such periods. Results for the three months ended March 31, 2001 are not necessarily indicative of the results that might be expected for any other interim period or for the year as a whole.

	Year Ended December 31,			Three Months Ended March 31,
	1998	1999	2000	2000	2001
	(Amounts in millions except per share information)
Income statement:
Interest income	$ 38,588	$ 37,323	$ 43,258	$ 10,067	$ 10,241
Interest expense	20,290	19,086	24,186	5,562	5,602
Net interest income	18,298	18,237	18,442	4,505	4,639
Provision for credit losses	2,920	1,820	2,535	420	835
Gains (losses) on sales of securities	1,017	240	25	6	(8)
Noninterest income	12,189	14,069	14,489	4,065	3,780
Merger and restructuring charges	1,795	525	550	—	—
Other noninterest expense	18,741	17,986	18,083	4,623	4,654
Income before income taxes	8,048	12,215	11,788	3,533	2,922
Income tax expense	2,883	4,333	4,271	1,293	1,052
Net income	5,165	7,882	7,517	2,240	1,870
Net income available to common shareholders	5,140	7,876	7,511	2,239	1,869
Average common shares issued and outstanding (in thousands)	1,732,057	1,726,006	1,646,398	1,669,311	1,608,890
Per common share data:
Earnings	$ 2.97	$ 4.56	$ 4.56	$ 1.34	$ 1.16
Diluted earnings	2.90	4.48	4.52	1.33	1.15
Cash dividends paid	1.59	1.85	2.06	.50	.56

	December 31,		March 31,
	1999	2000	2000	2001
	(Amounts in millions except ratios)
Balance sheet (period-end):
Total loans and leases	$370,662	$392,193	$382,085	$382,677
Total assets	632,574	642,191	656,113	609,755
Total deposits	347,273	364,244	351,626	352,460
Long-term debt	55,486	67,547	62,059	67,044
Trust preferred securities	4,955	4,955	4,955	4,955
Total shareholders’ equity	44,432	47,628	45,299	48,886
Allowance for credit losses as a percentage of loans and leases outstanding	1.84%	1.74%	1.79%	1.80%
Total equity to total assets	7.02	7.42	6.90	8.02
Risk-based capital ratios (period-end):
Tier 1 Capital	7.35	7.50	7.42	7.65
Total Capital	10.88	11.04	11.00	11.84
Leverage ratio	6.26	6.12	6.17	6.41

REGISTRATION AND SETTLEMENT

Same Day Settlement and Payment

          The underwriter purchasing the EAGLES from us will settle the EAGLES in immediately available funds. As long as the EAGLES are represented by Global Securities, we will make cash payments, if any, in immediately available funds.

          Secondary trading in notes and debentures of corporate issuers is generally settled in clearing house or next day funds. In contrast, as long as the EAGLES are represented by Global Securities registered in the name of DTC or its nominee, the EAGLES will trade in DTC’s Same-Day Funds Settlement System. DTC requires secondary market trading activity in the EAGLES to settle in immediately available funds. This requirement may affect trading activity in the EAGLES.

Book-Entry System

          The EAGLES are issued in book-entry only form. This means that we will not issue actual notes or certificates to you. Instead, the EAGLES will be in the form of a Global Security held in the name of DTC. In order to own a beneficial interest in an EAGLES, you must be an institution that has an account with DTC or have a direct or individual account with such an institution.

          The EAGLES will not be issued in certificated form unless:

•	DTC notifies us that it is unwilling or unable to continue as depository or it otherwise ceases to be a qualified clearing agency and we do not appoint a successor depository; or

•	we make a decision to permit the securities to be issued in certificated form and notify the Senior Trustee of that decision.

          No service charge will be made for any registration of transfer or exchange of any EAGLES issued in certificated form, but we may require payment of a sum sufficient to cover any related tax or other governmental charge. Any EAGLES in certificated form may be presented for payment and/or transfer at the paying and transfer agent’s office while they are outstanding.

Paying Agent, Security Registrar and Transfer Agent

          Until the EAGLES are paid, we will maintain a paying agent, security registrar and transfer agent for the EAGLES. Initially, The Bank of New York, as Senior Trustee, serves in each of those capacities.

Manner of Delivery and Payment

          Any payment on the EAGLES at maturity will be made to accounts designated by you and approved by us, or at the office of the Senior Trustee in New York City, but only when the EAGLES are surrendered to the Senior Trustee at that office. We also may make any payment in accordance with DTC’s applicable procedures.

          On the first Business Day after the Valuation Date, we, or the Calculation Agent on our behalf, will provide written notice to the Senior Trustee of the number of shares of each Basket Stock we will deliver with respect to each EAGLES and any of cash payable in lieu of fractional shares.

          We will deliver shares of the Basket Stocks in book-entry form and cash, if any, due on the EAGLES in accordance with the arrangements then in place between the paying agent and DTC and its nominee, as holder.

Notices

          Any notices required to be given to you as an EAGLES holder will be given to DTC. If any EAGLES are issued in certificated form, notices to you as an EAGLES holder will be given by mail to your address as it appears on the security register.

ERISA RESTRICTIONS

          ERISA Plans (as defined below) are not permitted to purchase or hold the EAGLES. An investor purchasing or acquiring the EAGLES is deemed to represent that such investor is not an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, or any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or any government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA (an “ERISA Plan”). Any plan that is subject to Section 4975(e)(1) of the Code that is not an ERISA Plan (for example, individual retirement accounts, individual retirement annuities or Keogh Plans) will be deemed to have represented, by its purchase or other acquisition of the EAGLES, that such purchase, acquisition, holding and subsequent disposition of such EAGLES and the transactions contemplated hereby do not constitute a prohibited transaction under Section 4975 of the Code.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following summary describes certain United States federal income tax consequences of the ownership of the EAGLES as of the date hereof. Except where noted, it deals only with the EAGLES held as capital assets by initial holders and does not deal with holders with special situations, such as dealers in options or persons who hold the EAGLES in the ordinary course of business, financial institutions, life insurance companies or purchasers holding the EAGLES as part of a hedging transaction or a “straddle.” Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.

          No statutory, judicial or administrative authority directly addresses the characterization of the EAGLES or instruments similar to the EAGLES for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the EAGLES are not certain. With respect to the EAGLES, no ruling is being requested from the Internal Revenue Service, no opinion of counsel is being rendered and no assurance can be given that the IRS will agree with the statements expressed herein. Persons considering the purchase, ownership or disposition of the EAGLES should consult their own tax advisors concerning the United States federal income tax consequences to them in light of their particular situations as well as any consequences that may arise under the laws of any other taxing jurisdiction.

          By purchasing the EAGLES, you agree with us to treat, for United States federal income tax purposes, the EAGLES as a pre-paid variable forward purchase contract with respect to the shares of Basket Stocks to be delivered at maturity. At maturity of the EAGLES, we will satisfy our obligation to you as an EAGLES holder by delivering to you the number of shares of Basket Stocks that you are entitled to receive pursuant to the terms of the EAGLES.

          As used herein, a “United States Holder” of the EAGLES means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code. A “Non-United States Holder” is a holder who is not a United States Holder.

Taxation of United States Holders

          Assuming the agreement described above as to the United States federal income tax treatment of the EAGLES is respected, upon the sale, exchange or other disposition of the EAGLES, a United States Holder generally should recognize gain or loss equal to the difference between the amount realized on the sale or other disposition and the United States Holder’s tax basis in the EAGLES. A United States Holder’s tax basis in the EAGLES generally would equal the amount paid by such holder to acquire the EAGLES. Such gain or loss generally would be long-term capital gain or loss if the United States Holder has held the EAGLES for more than one year at the time of disposition.

           Under the characterization agreed to above, for United States federal income tax purposes, the delivery of shares of the Basket Stocks at maturity should be treated as a purchase of such stock. Accordingly, a United States Holder would not recognize any gain or loss on the receipt of such shares. A United States Holder would have an aggregate tax basis in such shares equal to the United States Holder’s tax basis in the EAGLES (less the portion of the tax basis of the EAGLES allocable to any fractional share, as described in the following sentence) and the holding period for such shares would begin on the day after the maturity of the EAGLES. A United States Holder generally would recognize gain or loss (which would be short-term capital gain or loss) with respect to any cash received in lieu of any fractional shares, in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the EAGLES allocated to the fractional shares (based on the relative fair market values of the fractional shares and the full shares delivered to the United States Holder).

          Alternative Treatment.    The IRS may contend that the EAGLES should be characterized for United States federal income tax purposes under a different approach than that described above and do not constitute a pre-paid variable forward purchase contract. For example, the IRS may contend that the EAGLES should be treated as debt instruments subject to Treasury Department regulations dealing with “contingent payment” debt instruments (the “Regulations”). Under the “noncontingent bond method” described in the Regulations, a United States Holder would accrue interest income each year based on a comparable yield and projected payment schedule for the EAGLES. Under this method, the timing of a United States Holder’s income would be accelerated. Moreover, if the fair market value of the shares of the Basket Stocks payable at maturity of the EAGLES is greater (or less) than the amount provided in a projected payment schedule, such difference would be treated as a positive (or negative) adjustment. A positive adjustment is treated as additional interest income. A negative adjustment is treated first as a reduction of interest accrued for such year and then as an ordinary loss to the extent it does not exceed such United States Holder’s prior interest inclusions on the EAGLES. Any additional negative adjustment would be treated as a capital loss. Similarly, any gain realized by a United States Holder on the sale or exchange of the EAGLES would be treated as interest income, and any loss would be treated as an ordinary loss to the extent it does not exceed prior interest inclusions and capital loss thereafter. Accordingly, prospective investors are urged to consult their own tax advisors concerning the United States federal income tax consequences of an investment in the EAGLES.

          Constructive Ownership.    Pursuant to Section 1260 of the Code, all or a portion of any long-term capital gain recognized or deemed to be recognized (as described below) by a taxpayer as a result of the ownership of certain types of derivative instruments will be recharacterized as ordinary income. In its current form, Section 1260 should not apply to the EAGLES. However, the Treasury Department is authorized to promulgate regulations that could expand the application of Section 1260 to the EAGLES. If Section 1260 were to apply to the EAGLES, the effect on a United States Holder would be to treat as ordinary income that portion of any long-term capital gain recognized or deemed to be recognized by such holder on a sale or at maturity of the EAGLES that exceeds the long-term capital gain that would have been recognized by such holder if the holder had acquired the shares of Basket Stocks on the issue date of the EAGLES and disposed of such shares upon disposition (including retirement) of the EAGLES. For this purpose, a United States Holder that receives shares of Basket Stocks at maturity would be required to recognize as ordinary income the amount that would have been treated as ordinary income according to the rules described above, if the United States Holder had sold the EAGLES at maturity for the EAGLES fair market value. In addition, Section 1260 would impose an interest charge on the gain (or deemed gain) that was recharacterized as ordinary income.

Taxation of Non-United States Holders

          Based on the treatment of the EAGLES described above and subject to the discussion below concerning backup withholding, a Non-United States Holder generally will not be subject to United States federal income tax, including withholding tax, with respect to any capital gain realized upon the sale or other disposition of the EAGLES, provided (i) such gain is not effectively connected with a United States trade or business of such holder and (ii) in the case of a holder that is an individual, such holder is not present in the United States for 183 days or more during the taxable year in which the sale or disposition occurs and the gain is not attributable to a fixed place of business maintained by such holder in the United States.

          As discussed above, alternative characterizations of the EAGLES for United States federal income tax purposes are possible, some of which may require United States federal income or withholding tax to be imposed with respect to payments on the EAGLES or require certification as to foreign status to avoid United States withholding tax. Should payments with respect to the EAGLES become subject to United States withholding tax, we will withhold such tax at the statutory rate. However, until the IRS provides further guidance as to the characterization of the EAGLES, we do not intend to withhold such tax. Non-United States Holders should consult their own tax advisors.

Backup Withholding and Information Reporting

          You may be subject to information reporting and to backup withholding at a rate of 31% of certain amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

          We entered into an underwriting agreement dated June ♦, 2001 with Banc of America Securities LLC, the underwriter. In the underwriting agreement, we agreed to sell to the underwriter and the underwriter agreed to purchase from us the aggregate principal amount of the EAGLES at the public offering price, each as set forth on the cover page of this prospectus supplement.

          The obligations of the underwriter under the underwriting agreement, including its agreement to purchase the EAGLES from us, are subject to the satisfaction of conditions described in the underwriting agreement. The underwriter has agreed to purchase all of the EAGLES if any of them are purchased.

          We will receive proceeds from the sale of the EAGLES as indicated on the cover page of this prospectus supplement, before deducting estimated offering expenses of $♦. The underwriter may sell the EAGLES to certain dealers at the public offering price, less a concession which will not exceed ♦% of the principal amount of the EAGLES. The underwriter and such dealers may resell the EAGLES to other dealers at a reallowance discount which will not exceed ♦% of the principal amount of the EAGLES. After the initial offering of the EAGLES, these concessions and reallowance discounts may change.

          The EAGLES will be offered only in the United States. The underwriter has represented and agreed that it has not and will not offer, sell or deliver any of the EAGLES directly or indirectly, or distribute this prospectus supplement or the attached prospectus or any other offering material relating to the EAGLES, in or from any jurisdiction except in compliance with applicable laws and regulations and that it will not impose any obligations on us except as set forth in the underwriting agreement.

          The EAGLES are a new issue of securities and have no established trading market. We have been informed by the underwriter that it intends to purchase and sell the EAGLES in the secondary market from time to time. However, the underwriter is not obligated to do so and may discontinue such activities at any time without giving us notice. We cannot assure you that there will be a secondary market for the EAGLES.

          We intend to list the EAGLES on the American Stock Exchange, but we cannot assure you that the EAGLES will be accepted for listing.

          In connection with the offering of the EAGLES, the underwriter may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position for the underwriter. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the EAGLES to be higher than it would otherwise be. Those activities, if commenced, may be discontinued at any time.

          The offer and sale of any EAGLES by Banc of America Securities LLC or any of our other affiliates will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding a member firm’s underwriting securities of an affiliate. As required by Rule 2720, any such offer and sale will not be made to any discretionary account without the prior approval of the customer.

          We have agreed to indemnify the underwriter and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933.

          Following the initial distribution of the EAGLES, our affiliates may offer and sell the EAGLES in the course of their business as a broker-dealer and may act as principal, agent or remarketing agent. This prospectus supplement may be delivered in connection with effecting such transactions. Any such sales will be made at negotiated prices relating to prevailing market prices at the time of sale.

LEGAL MATTERS

          The legality of the EAGLES will be passed upon for us by Smith Helms Mulliss & Moore, L.L.P., Charlotte, North Carolina, and for the underwriter by Stroock & Stroock & Lavan LLP, New York, New York. As of the date of this prospectus supplement, certain members of Smith Helms Mulliss & Moore, L.L.P. beneficially owned less than one-tenth of 1% of our outstanding shares of common stock.
PROSPECTUS

Bank of America Corporate Center
Charlotte, North Carolina 28255
(704) 386-5000

$15,000,000,000

Debt Securities, Warrants, Units, Preferred Stock,
Depositary Shares and Common Stock

We may offer and sell from time to time up to $15,000,000,000 (or the U.S. dollar equivalent) of:

          •  debt securities

          •  warrants to purchase our debt securities or securities of other unaffiliated issuers

          •  a combination of securities issued in the form of units

          •  preferred stock

          •  fractional interests in preferred stock represented by depositary shares

          •  common stock.

We may also issue common stock upon conversion, exchange or exercise of any of the securities listed above.

When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and terms of that series of securities. You should read this prospectus and that prospectus supplement carefully. The securities described in this prospectus may be denominated in U.S. dollars or a foreign currency as described in the prospectus supplement.

Our debt securities are unsecured and are not savings accounts, deposits or other obligations of a bank. The securities are not guaranteed by any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state securities commission nor the Commissioner of Insurance of the State of North Carolina has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 1999.

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. We may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $15,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units.

          This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement which contains specific information about the terms of the securities being offered will also include a discussion of certain U.S. federal income tax consequences and any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 32 of this prospectus.

          You should rely only on the information provided in this prospectus and in any prospectus supplement including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

          Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” or similar references mean Bank of America Corporation.

BANK OF AMERICA CORPORATION

General

          Bank of America Corporation is the successor issuer to NationsBank Corporation (“NationsBank”). On September 25, 1998, NationsBank was reincorporated from North Carolina to Delaware. On September 30, 1998, BankAmerica Corporation, a Delaware corporation (“BA”), was merged with and into NationsBank, with NationsBank as the surviving corporation in the merger. Upon completion of the merger, NationsBank changed its name to “BankAmerica Corporation.” On April 28, 1999, we changed the name of our company to “Bank of America Corporation.”

          We are a multi-bank holding company registered under the Bank Holding Company Act of 1956. Our principal assets are the shares of stock of Bank of America, N.A. and our other banking and nonbanking subsidiaries. Through those subsidiaries, we provide a diverse range of banking and nonbanking financial services and products throughout the United States and in selected international markets.

          We, and our subsidiaries, are subject to supervision by United States federal and state banking and other regulatory authorities.

Business Segment Operations

          We report the results of our operations through four business segments: (1) Consumer Banking, (2) Commercial Banking, (3) Global Corporate and Investment Banking and (4) Principal Investing and Asset Management.

          Our Consumer Banking segment provides comprehensive retail banking services to individuals and small businesses through multiple delivery channels, including approximately 4,700 banking centers and 14,000 automated teller machines. These banking centers and automated teller machines are located principally throughout our franchise and serve approximately 30 million households in 21 states and the District of Columbia. This segment also provides specialized services such as the origination and servicing of residential mortgage loans, issuance and servicing of credit cards, direct banking via telephone and personal computer, student lending and certain insurance services. The consumer finance component provides mortgage, home equity and automobile loans to consumers, retail finance programs to dealers and lease financing to purchasers of new and used cars.

          Our Commercial Banking segment provides a wide range of commercial banking services for businesses with annual revenues of up to $500 million. Services provided include commercial lending, treasury and cash management services, asset-backed lending and factoring. Also included in this segment are our commercial finance operations which provide: equipment loans and leases, loans for debt restructuring, mergers and working capital, real estate and healthcare financing and inventory financing to manufacturers, distributors and dealers.

          Our Global Corporate and Investment Banking segment provides a broad array of financial and investment banking products such as capital-raising products, trade finance, treasury management, investment banking, capital markets, leasing and financial advisory services to domestic and international corporations, financial institutions and government entities. Clients are supported through offices in 37 countries in four distinct geographic regions: United States and Canada; Asia; Europe, Middle East and Africa; and Latin America. Products and services provided include loan origination, cash management, foreign exchange, leasing, leveraged finance, project finance, real estate, senior bank debt, structured finance and trade services. Our Global Corporate and Investment Banking segment also provides commercial banking services for businesses with annual revenues of $500 million or more. Through a separate subsidiary, Banc of America Securities LLC, Global Corporate and Investment Banking is a primary dealer of United States Government securities, underwrites and makes markets in equity securities, and underwrites and deals in high-grade and high-yield corporate debt securities, commercial paper, mortgage-backed and asset-backed securities, federal agencies securities and municipal securities. Debt and equity securities research, loan syndications, mergers and acquisitions advisory services and private placements are also provided through Banc of America Securities LLC. Additionally, our Global Corporate and Investment Banking segment is a market maker in derivative products, which include swap agreements, option contracts, forward settlement contracts, financial futures and other derivative products in certain interest rate, foreign exchange, commodity and equity markets. In support of these activities, Global Corporate and Investment Banking takes positions in securities to support client demands and for its own account.

          Our Principal Investing and Asset Management segment includes Asset Management which provides asset management, banking and trust services for high net worth clients both in the United States and internationally through the Private Bank. In addition, this segment provides full service and discount brokerage, investment advisory and investment management, as well as advisory services for our affiliated family of mutual funds. The Principal Investing area includes direct equity investments in businesses and investments in general partnership funds.

Acquisitions and Sales

          As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses that are eligible for bank holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries or lines of business. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

USE OF PROCEEDS

          Unless we describe a different use in a prospectus supplement, we will use net proceeds from the sale of the securities for general corporate purposes. General corporate purposes include:

•	our working capital needs;

•	investments in, or extensions of credit to, our banking and nonbanking subsidiaries;

•	the possible acquisitions of other financial institutions or their assets or liabilities;

•	the possible acquisitions of or investments in other businesses; and

•	the possible reduction of outstanding indebtedness or the repurchase of our outstanding equity securities.

          We will temporarily invest the net proceeds pending its use. We may, from time to time, engage in additional capital financings as we determine appropriate based on our needs and prevailing market conditions.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

          Our consolidated ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred stock dividend requirements for each of the years in the five year period ended December 31, 1998 and for the three months ended March 31, 1999 are as follows:

	Year Ended December 31,					Three Months Ended March 31, 1999
	1994	1995	1996	1997	1998
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	2.4	2.3	2.3	2.2	1.8	2.3
Including interest on deposits	1.6	1.5	1.6	1.6	1.4	1.6

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:
Excluding interest on deposits	2.2	2.1	2.2	2.2	1.8	2.3
Including interest on deposits	1.6	1.5	1.5	1.5	1.4	1.6

•	The consolidated ratio of earnings to fixed charges is calculated as follows:

net income before taxes + fixed charges – equity in undistributed earnings or losses of unconsolidated subsidiaries fixed charges

•	The consolidated ratio of earnings to combined fixed charges and preferred stock dividends is calculated as follows:

net income before taxes + fixed charges – equity in undistributed earnings or losses of unconsolidated subsidiaries fixed charges + preferred stock dividend requirements

          Fixed charges consist of:

•	interest expense, which we calculate excluding interest on deposits in one case and including that interest in the other,

•	amortization of debt discount and appropriate issuance costs, and

•	one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under lease commitments.

          Preferred stock dividend requirements represent dividend requirements on the outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover such dividend requirements.

REGULATORY MATTERS

          The following discussion describes elements of an extensive regulatory framework applicable to bank holding companies and banks and specific information about us and our subsidiaries. Federal regulation of banks and bank holding companies is intended primarily for the protection of depositors and the Bank Insurance Fund rather than stockholders or creditors.

General

          As a bank holding company, we are subject to the supervision of the Board of Governors of the Federal Reserve System. Our bank subsidiaries are subject to supervision and examination by applicable federal agencies, principally the Office of the Comptroller of the Currency. Because bank deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”), our bank subsidiaries are also subject to that agency’s regulations. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability to influence the economy.

          As a bank holding company, we are also subject to regulation under the Bank Holding Company Act of 1956 (the “BHCA”), and to the BHCA’s examination and reporting requirements. Under the BHCA, bank holding companies generally may not acquire direct or indirect ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are prohibited under the BHCA from engaging in nonbanking activities other than those that the Federal Reserve Board has determined are closely related to banking.

Interstate Banking

          Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Banking and Branching Act”), a bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under state law, but is subject to any state requirement that the banks have been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, before or after the proposed acquisition, controls no more than 10 percent of the total amount of deposits of insured depository institutions in the United States and no more than 30 percent, or such lesser or greater amount set by state law, of such deposits in that state.

          The Interstate Banking and Branching Act also authorizes, subject to certain restrictions, banks to merge across state lines and to create interstate branches. The Interstate Banking and Branching Act also permits a bank to open new branches in a state in which it does not already have banking operations if the state enacts a law permitting such branching. To the extent permitted under these laws, we plan to consolidate our banking subsidiaries, other than our limited purpose credit card bank, into a single bank. As of July 23, 1999, we operate one interstate bank, Bank of America, N.A., headquartered in Charlotte, North Carolina, with domestic offices primarily in Arizona, Arkansas, California, Florida, Georgia, Idaho, Illinois, Iowa, Kansas, Maryland, Missouri, Nevada, New Mexico, North Carolina, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Virginia, Washington and the District of Columbia. We also operate separate banks in Arizona and California. In addition, we have a federal savings bank headquartered in Portland, Oregon with branch offices in several states. As previously described, we regularly evaluate merger and acquisition opportunities and anticipate that we will continue that practice.

Capital and Operational Requirements

          The Federal Reserve Board, the Comptroller and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, these regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, based on its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a three-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders’ equity, less certain intangibles and other adjustments. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, subordinated and other qualifying debt and the allowance for credit losses up to 1.25 percent of risk weighted assets. Tier 3 capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without the prior approval by the Federal Reserve and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank’s risk-based capital ratio to fall or remain below the required minimum. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50 percent of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4 percent and the minimum total capital ratio is 8 percent. Our Tier 1 and total risk-based capital ratios under these guidelines at March 31, 1999 were 7.40 percent and 11.17 percent, respectively. At March 31, 1999, we did not have any subordinated debt that qualified as Tier 3 capital.

          The leverage ratio is determined by dividing Tier 1 capital by adjusted quarterly average total assets. Although the stated minimum ratio is 3 percent, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3 percent. Our leverage ratio at March 31, 1999 was 6.47 percent. We believe that we meet the leverage ratio requirement.

          The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal bank regulatory agencies to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum capital requirements within such categories. This act imposes progressively more constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. In addition, this act requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

          Banking regulatory agencies have adopted regulations that define the five capital categories identified by this act, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Under those regulations, a “well capitalized” institution must have a Tier 1 capital ratio of at least 6 percent, a total capital ratio of at least 10 percent and a leverage ratio of at least 5 percent and not be subject to a capital directive order. Under these guidelines, our banks are considered well capitalized.

          Banking agencies have also adopted final regulations which mandate that regulators take into consideration (a) concentrations of credit risk; (b) interest rate risk (when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position); (c) risks from non-traditional activities, as well as an institution’s ability to manage those risks; and (d) market risk in connection with trading activity, when determining the adequacy of an institution’s capital. That evaluation will be made as a part of the institution’s regular safety and soundness examination.

Dividends

          Our funds for cash dividends to stockholders are derived from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from our banks. Those subsidiaries are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment. The ability to pay dividends also may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA. Our rights, and the rights of our stockholders and creditors, to participate in any distribution of the assets or earnings of our banks is further subject to the prior claims of creditors of those entities.

Source of Strength

          According to Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks. This support may be required at times when we are not able to provide such support. Similarly, the cross-guaranty provisions of the Federal Deposit Insurance Act provides that if the FDIC suffers or anticipates a loss as a result of a default by one of our banking or thrift subsidiaries or by providing assistance to a subsidiary in danger of default, then the other bank or thrift subsidiaries may be assessed for the FDIC’s loss.

Changes in Regulations

          Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. At the present time, Congress is considering legislation that would increase the permissible scope of securities and insurance activities in which a bank holding company or its affiliates may engage. We cannot determine the likelihood and timing of any such proposals or legislation and the impact they might have on us and our subsidiaries.

PLAN OF DISTRIBUTION

          We may sell securities to or through underwriters or dealers, through agents or directly to other purchasers. The underwriters, dealers or agents may be Banc of America Securities LLC or any of our other affiliates. Each prospectus supplement will state the terms of the securities to be offered, including the names of any underwriters or agents, the public offering or purchase price of the securities and the net proceeds we will receive from the sale, any underwriting discounts and other items constituting underwriters’ compensation, any discounts and commissions allowed or paid to dealers, any commissions allowed or paid to agents, and if the securities will be listed on a securities exchange or exchanges, the identity of any exchange.

          Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriters may acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or varying prices determined at the time of sale. If an underwriting syndicate is used, we will list the managing underwriter or underwriters on the cover page of the prospectus supplement. Unless otherwise stated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions and each of the underwriters will be obligated to purchase all of its securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

           We may offer and sell securities through agents from time to time. We will name any agent involved in the offer and sale of any securities and describe any commissions payable by us to the agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a best efforts basis during the appointment period.

          We may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters as defined in the Securities Act of 1933 (the “Securities Act”) for any resale of the securities. We will describe the terms of any such sales in the prospectus supplement.

          Securities may be sold in connection with a remarketing after their purchase by one or more firms including our affiliates, acting as principal for their accounts or as our agent.

          We may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery at a future date. The type of security, the amount, the price and other significant terms of such delayed delivery contracts will be described in the prospectus supplement. Institutions that may be solicited include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, all as approved by us. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the debt securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject, and (2) if the debt securities are also being sold to underwriters acting as principals for their own account, the underwriters must have purchased the debt securities not sold for delayed delivery. The underwriters and other such persons will not have any responsibility for the validity or performance of such contracts.

          Any underwriter or agent participating in the distribution of the securities may be considered to be an underwriter, as that term is defined in the Securities Act, of the securities being offered and sold. Any discounts or commissions received by them from us and any profit realized by them on the sale or resale of the securities may be considered to be underwriting discounts and commissions under the Securities Act.

          To facilitate offering the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the securities for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

          Since any series of securities offered and sold pursuant to this prospectus may be a new issue with no established trading market, there may not be a liquid trading market for the security.

          Under agreements entered into with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments the underwriters or agents may be required to make.

           Banc of America Securities LLC is a broker-dealer and one of our subsidiaries. Each initial offering and any remarketing of securities involving Banc of America Securities LLC or any of our other affiliates will be conducted in compliance with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate. Following the initial distribution of securities, our affiliates, including Banc of America Securities LLC, may buy and sell the securities in secondary market transactions as part of their business as a broker-dealer. Any sale will be at negotiated prices relating to prevailing prices at the time of sale. This prospectus and related prospectus supplements may be used by one or more of our affiliates in connection with offers and sales related to secondary market transactions in the securities to the extent permitted by applicable law. Any of our affiliates may act as principal or agent in such transactions. Banc of America Securities LLC will not execute a transaction in the securities in a discretionary account without specific prior written approval of that customer.

DESCRIPTION OF DEBT SECURITIES

          We will issue any senior debt securities under an Indenture dated as of January 1, 1995 (the “Senior Indenture”) between us and U.S. Bank Trust National Association, as successor Trustee to BankAmerica National Trust Company (the “Senior Trustee”). We will issue any subordinated debt securities under an Indenture dated as of January 1, 1995 (the “Subordinated Indenture”) between us and The Bank of New York, Trustee (the “Subordinated Trustee”). We refer to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures” and the Senior Trustee and Subordinated Trustee collectively as the “Trustees.”

          The following summaries of certain significant provisions of the Indentures are not complete and are qualified in their entirety by the provisions of the applicable Indentures, which are exhibits to the Registration Statement and are incorporated herein by reference. Whenever defined terms are used, but not defined in this prospectus, the terms have the meanings given to them in the Indentures.

General

          The total amount of securities that may be offered and sold using this prospectus is limited to the aggregate initial offering price of the securities registered under the Registration Statement. Neither Indenture limits the amount of debt securities that may be issued.

          Debt securities are our direct unsecured obligations and are not obligations of our subsidiaries. The senior debt securities of each series rank equally with all of our other unsecured senior debt. The subordinated debt securities of each series are subordinate and junior in right of payment to our Senior Indebtedness.

          We will issue the debt securities in fully registered form without coupons. The debt securities may be denominated in U.S. dollars or in another currency or currency unit. Any debt securities that are denominated in U.S. dollars will be issued in denominations of $1,000 or a multiple thereof unless otherwise provided in the prospectus supplement. If any of the debt securities are denominated in a foreign currency or currency unit, or if principal or any premium or interest on any of the debt securities is payable in any foreign currency or currency unit, the authorized denominations, as well as any investment considerations, restrictions, tax consequences, specific terms and other information relating to such issue of debt securities and such foreign currency or currency unit, will be stated in the prospectus supplement.

          We may issue debt securities in one or more series with the same or different maturities. We may issue debt securities which provide for an amount less than the stated principal amount to be paid upon an acceleration of its maturity (each an “Original Issue Discount Security”). Original Issue Discount Securities may bear no interest or may bear interest at a rate which at the time of issuance is below market rates and will be sold at a discount below their stated principal amount. Certain debt securities may be deemed to be issued with original issue discount for United States Federal income tax purposes. If we issue debt securities with original issue discount, we will discuss the Federal tax implications in the prospectus supplement.

          Each prospectus supplement will describe the terms of any debt securities we issue. The terms may include:

•	the title and type of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the person to whom interest is payable if other than the owner of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable;

•	the interest rate or rates, which may be fixed or variable, and the method used to calculate that interest;

•	the interest payment dates, the regular record dates for the interest payment date, and the date interest will begin to accrue;

•	the place or places where payments may be made on the debt securities and the place or places where the debt securities may be presented for registration of transfer or exchange;

•
any date or dates after which the debt securities may be redeemed or purchased in whole or in part at our option or the option of the noteholder pursuant to any sinking fund or other redemption provision and the periods, prices, terms and conditions of such redemption or purchase;

•	if other than the full principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration or acceleration of the maturity;

•	the currency of principal and any premium and interest payments on the debt securities, if other than U.S. currency;

•	any index used to determine the amount of principal, premium and interest payments on the debt securities;

•	if the debt securities will be issued in other than book-entry form;

•	the identification or method of selecting any interest rate calculation agents, exchange rate calculation agents or any other agents for the debt securities;

•	if either the defeasance (Section 14.02) or covenant defeasance (Section 14.03) sections of the Indentures are not applicable to the debt securities; and

•	any provision relating to the extension or renewal of the maturity date of the debt securities.

          Our ability to make payments of principal and any premium and interest on the debt securities may be affected by the ability of our bank and nonbank subsidiaries to pay dividends. Their ability, as well as our ability, to pay dividends in the future is and could be influenced by bank regulatory requirements and capital guidelines. See “Regulatory Matters.”

          Neither Indenture contains provisions protecting noteholders against a decline in credit quality resulting from takeovers, recapitalizations, the incurrence of additional indebtedness or our restructuring. If our credit quality declines as a result of such an event, or otherwise, the ratings of any debt securities then outstanding may be withdrawn or downgraded.

Reopenings

          We have the ability to “reopen,” or later increase, the principal amount of a series of debt securities offered and sold by us without notice to the noteholders by selling additional debt securities with the same terms.

Conversion

          We may issue debt securities that are convertible, at either our or the noteholder’s option, into our preferred stock, depositary shares, common stock or other debt securities. If this is the case, the prospectus supplement will describe that conversion ability and its terms such as:

•	the periods during which conversion may be elected;

•
the conversion price payable and the number of shares or amount of preferred stock, depositary shares, common stock or other debt securities that may be purchased upon conversion, and any adjustment provisions; and

•	the procedures for electing conversion.

Exchange, Registration and Transfer

          Subject to the terms of the applicable Indenture, debt securities of any series, other than debt securities issued in book-entry form, may be exchanged at the option of the noteholder for other debt securities of the same series and of an equal aggregate principal amount and type in any authorized denominations.

          Debt securities may be presented for registration of transfer at the office of the security registrar or at the office of any transfer agent designated and maintained by us. The prospectus supplement will include the name of the transfer agent. The security registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the series. At any time, we may designate additional transfer agents for any series of debt securities.

          We will not be required to (1) issue, exchange or register the transfer of any debt security of any series to be redeemed for a period of 15 days after the selection of the debt securities to be redeemed; or (2) exchange or register the transfer of any debt security that was selected, called or is being called for redemption, except the unredeemed portion of any debt security being redeemed in part.

          For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see “Registration and Settlement.”

Payment and Paying Agents

          The principal and any premium and interest on debt securities will be paid at the offices of the paying agents we may designate from time to time. In addition, at our option, payment of any interest may be made by check mailed to the address of the noteholder as recorded in the security register. Interest on a debt security on any interest payment date generally will be paid to the person in whose name the debt security is registered at the close of business on the regular record date for that payment. For a discussion of payment of principal, premium or interest on Global Securities, see “Registration and Settlement.”

           We have initially designated the principal corporate trust offices of the Trustees in the City of New York as the places where the debt securities may be presented for payment. At any time we may change paying agents or the designated payment office. Any other paying agents for the debt securities of each series will be named in the prospectus supplement.

Subordination

          The subordinated debt securities will be subordinated in right of payment to all our Senior Indebtedness. The Subordinated Indenture defines “Senior Indebtedness” as any indebtedness for money borrowed, including all of our indebtedness for borrowed and purchased money, all of our obligations arising from off-balance sheet guarantees and direct credit substitutes, and our obligations associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts, that were outstanding on the date we executed the Subordinated Indenture, or were created, incurred or assumed after that date and all deferrals, renewals, extensions and refundings of that indebtedness or obligations unless the instrument creating or evidencing the indebtedness provides that the indebtedness is subordinate in right of payment to any of our other indebtedness. Each prospectus supplement for a series of subordinated debt securities will indicate the aggregate amount of our Senior Indebtedness outstanding at that time and any limitation on the issuance of additional Senior Indebtedness.

          If there is a default or event of default on any Senior Indebtedness that is not remedied and we and the Subordinated Trustee receive notice of this from the holders of at least 10% in principal amount of any kind or category of any Senior Indebtedness or if the Subordinated Trustee receives notice from us, we will not be able to make any principal, premium or interest payments on the subordinated debt securities or repurchase our subordinated debt securities.

          If we repay any subordinated debt security before the required date or in connection with a distribution of our assets to creditors pursuant to a dissolution, winding up, liquidation or reorganization, any principal, premium or interest will be paid to holders of Senior Indebtedness before any holders of Subordinated Indebtedness are paid. In addition, if such amounts were previously paid to the holders of Subordinated Debt or the Subordinated Trustee, the holders of Senior Debt shall have first rights to such amounts previously paid.

          Until all Senior Indebtedness is paid in full, the holders of subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of our assets.

Sale or Issuance of Capital Stock of Banks

          The Senior Indenture prohibits the issuance, sale or other disposition of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank (as defined below) or of any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions:

•	sales of directors’ qualifying shares;

•
sales or other dispositions for fair market value, if, after giving effect to the disposition and to conversion of any shares or securities convertible into capital stock of a Principal Subsidiary Bank, we would own at least 80% of each class of the capital stock of such Principal Subsidiary Bank;

•	sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction;

•	any sale by a Principal Subsidiary Bank of additional shares of its capital stock, securities convertible into shares of its capital stock, or options, warrants or rights to subscribe for or purchase shares of its capital stock, to its shareholders at any price, so long as before such sale we owned, directly or indirectly, securities of the same class and immediately after the sale, we owned, directly or indirectly, at least as great a percentage of each class of securities of the Principal Subsidiary Bank as we owned before such sale of additional securities; and

•
any issuance of shares of capital stock, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, to us or our wholly owned subsidiary.

          A Principal Subsidiary Bank is defined in the Senior Indenture as any Bank with total assets equal to more than 10% of our total consolidated assets. At present, Bank of America, N.A. is our only Principal Subsidiary Bank.

Waiver of Covenants

          The holders of a majority in principal amount of the debt securities of all series affected that are outstanding under the Indenture may waive compliance with certain covenants or conditions of the Indentures.

Modification of the Indentures

          We and the applicable Trustee may modify the Indenture with the consent of the holders of at least 66 2 /3% of the aggregate principal amount of the debt securities of all series at the time outstanding under that Indenture and affected thereby, voting as one class. However, no modification will extend the fixed maturity of, reduce the principal amount or redemption premium of, or reduce the rate of or extend the time of payment of interest on, any debt security without the consent of each noteholder. No modification will reduce the percentage of debt securities which is required to consent to modification without the consent of all holders of the debt securities outstanding.

          In addition, we and the Trustee may execute supplemental indentures in certain limited circumstances without the consent of any holders of outstanding debt securities.

          In determining whether the holders of the required principal amount of the debt securities outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder, (a) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable at such time upon an event of default, and (b) the principal amount of a debt security denominated in a foreign currency or currency unit will be the U.S. dollar equivalent on the date of original issuance of the debt security.

Meetings and Action by Securityholders

          The Trustee may call a meeting in its discretion or upon request by us or the holders of at least 10% in principal amount of the debt securities outstanding of such series upon the giving of notice. If a meeting of noteholders is duly held, any resolution raised or decision taken will be binding on all holders of debt securities of that series.

Defaults and Rights of Acceleration

          The Subordinated Indenture defines an event of default as our bankruptcy under Federal bankruptcy laws. The Senior Indenture defines an event of default as any one of the following events:

•	our failure to pay principal or premium when due on any securities of a series;

•	our failure to pay interest on any securities of a series, within 30 days after the interest becomes due;

•
our breach of any of our other covenants contained in the senior debt securities or the Senior Indenture, that is not cured within 90 days after written notice to us by the Senior Trustee, or to us and the Senior Trustee by the holders of at least 25% in principal amount of all senior debt securities then outstanding under the Senior Indenture and affected thereby; and

•	certain events involving our bankruptcy, insolvency or liquidation.

          If an event of default occurs and is continuing, either the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount or, if the debt securities are Original Issue Discount Debt Securities, a specified portion of the principal amount of all debt securities of that series to be due and payable immediately. The holders of a majority in principal amount of the debt securities then outstanding or of such series affected may annul the declaration of an event of default and waive past defaults.

          Payment of principal of the subordinated debt securities may not be accelerated in the case of a default in the payment of principal or any premium or interest or the performance of any of our other covenants.

Collection of Indebtedness

          If we fail to pay principal or premium on the debt securities or if we are over 30 days late on an interest payment on the debt securities, the appropriate Trustee can demand that we pay to it, for the benefit of the noteholders, the amount which is due and payable on the debt securities including any interest incurred because of our failure to make that payment. If we fail to pay the required amount on demand, the Trustee may take appropriate action, including instituting judicial proceedings. Further, the noteholder may also institute suit to enforce our obligation to make payment of principal, premium or interest due on any debt security regardless of the actions taken by the Trustee.

          The holders of a majority in principal amount of the debt securities then outstanding under an Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under that Indenture but the Trustee will be entitled to receive from the holders reasonable indemnity against expenses and liabilities.

          Periodically, we are required to file with the Trustees a certificate stating that we are not in default with any of the terms of the Indentures.

Notices

          We will provide noteholders any required notices by first-class mail to the addresses of the holders as they appear in the security register.

Concerning the Trustees

          We and our subsidiaries have from time to time maintained deposit accounts and conducted other banking transactions with The Bank of New York and U.S. Bank Trust National Association, and their affiliated entities in the ordinary course of business. Each of the Trustees also serves as trustee for certain series of our outstanding indebtedness under other indentures.

WARRANTS

Description of Debt Warrants

          We may issue warrants to purchase debt securities (“Debt Warrants”). Debt Warrants may be issued independently or together with any of our other securities and may be attached to or separate from such securities. Debt Warrants will be issued under warrant agreements with a warrant agent designated in the prospectus supplement. The following summary of provisions of the warrant agreement and form of Debt Warrant is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreement and the Debt Warrant. Any warrant agreement will be filed as an exhibit to or incorporated by reference in the Registration Statement.

          If Debt Warrants are offered, the prospectus supplement will describe the terms of the Debt Warrants and the warrant agreement relating to the Debt Warrants, including the following:

•	the offering price;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the Debt Warrants;

•	the currency or currency unit in which the price for the Debt Warrants may be payable;

•	if applicable, the designation and terms of the securities with which the Debt Warrants are issued and the number of Debt Warrants issued with each such security;

•	if applicable, the date on and after which the Debt Warrants and the related securities will be separately transferable;

•
the principal amount of debt securities purchasable upon exercise of a Debt Warrant and the price at which, and currency or currency units based on or relating to currencies in which, the principal amount of debt securities may be purchased upon such exercise;

•	the dates the right to exercise the Debt Warrants will commence and expire and if the Debt Warrants are not continuously exercisable any dates the Debt Warrants are not exercisable;

•	if applicable, a discussion of certain Federal income tax consequences;

•	whether the Debt Warrants or related securities will be listed on any securities exchange;

•	whether the Debt Warrants will be issued in global or definitive form; and

•	the warrant agent.

Description of Universal Warrants

          We may issue warrants (“Universal Warrants”) to buy or sell securities of an entity unaffiliated with us, to buy a basket of such securities, to buy an index or indices of securities or any combination of those securities, to buy or sell currencies or currency units, or to buy and sell commodities (collectively, the “Exercise Items”).

          Universal Warrants may be issued independently or together with other securities offered by any prospectus supplement and may be attached to or separate from the other securities. The Universal Warrants will be issued under warrant agreements we will enter into with a warrant agent who will be designated in the prospectus supplement. The following summary of certain provisions of the form of Universal Warrant agreement and the Universal Warrants is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Universal Warrant agreement. Any Universal Warrant agreement will be filed as an exhibit to or incorporated by reference in the registration statement.

           If Universal Warrants are offered, the prospectus supplement will describe the terms of the Universal Warrants and the warrant agreement, including the following:

•	the offering price;

•	the title and aggregate number of such Universal Warrants;

•	the nature and amount of the Exercise Items that such Universal Warrants represent the right to buy or sell;

•	whether the Universal Warrants are put warrants or call warrants;

•	the price at which the Exercise Item may be purchased or sold and the procedures and conditions relating to exercise;

•	whether the exercise price or the Universal Warrant may be paid in cash or by exchange of the Exercise Item or both;

•	the dates the right to exercise the Universal Warrants will commence and expire;

•	if applicable, a discussion of certain Federal income tax consequences;

•	whether the Universal Warrants or related securities will be listed on any securities exchange;

•	whether the Universal Warrants will be issued in global or definitive form;

•	the warrant agent; and

•	any other terms of the Universal Warrants.

Modification

          We and the warrant agent may amend the terms of any warrant agreement and the warrants without the consent of the holders for the purpose of curing any ambiguity or correcting any inconsistent provision therein or in any other manner we deem necessary or desirable and which will not adversely affect the interests of the holders in any respect. In addition, we may amend the warrant agreement and the terms of the warrants with the consent of the owners of a majority of the outstanding unexercised warrants affected. However, any modification to the warrants cannot change the exercise price, reduce the amounts receivable upon exercise cancellation or expiration, shorten the time period during which the warrants may be exercised or otherwise materially and adversely affect the rights of the owners of the warrants or reduce the percentage of outstanding warrants required to modify or amend the warrant agreement or the terms of the warrants, without the consent of the affected owners.

Enforceability of Rights of Warrantholders; Governing Law

          The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency or trust with the holders of the Warrants. Any record holder or beneficial owner of a warrant may, without anyone else’s consent, enforce by appropriate legal action, on its own behalf, its right to exercise the warrant in the manner provided therein or in the warrant agreement. A warrantholder will not be entitled to any of the rights of a holder of the debt securities or other securities purchasable upon the exercise of the warrant before exercising the warrant.

Unsecured Obligations

          The warrants are our unsecured contractual obligations and will rank equally with all of our other unsecured contractual obligations and our unsecured and unsubordinated debt. Since most of our assets are owned by our subsidiaries, our rights and the rights of our creditors, including warrantholders, to participate in the distribution of assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of that subsidiary’s creditors.

DESCRIPTION OF UNITS

          Units will consist of one or more warrants and debt securities or any combination thereof. If Units are offered, the prospectus supplement will describe the terms of the Units, including the following:

•
all terms of Units and of the warrants and debt securities, or any combination thereof, comprising the Units, including whether and under what circumstances the securities comprising the Units may or may not be traded separately;

•	a description of the terms of any agreement to be entered into between us and a bank or trust company as unit agent governing the Units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the Units.

DESCRIPTION OF PREFERRED STOCK

General

          We have 100,000,000 shares of preferred stock authorized and may issue such preferred stock in one or more series, each with such preferences, designations, limitations, conversion rights and other rights as we may determine. We have designated:

          (a) 3,000,000 shares of ESOP Convertible Preferred Stock, Series C (the “ESOP Preferred Stock”) of which 1,887,729 shares were issued and outstanding at March 31, 1999;

          (b) 35,045 shares of 7% Cumulative Redeemable Preferred Stock, Series B (the “Series B Preferred Stock”), of which 8,771 shares were issued and outstanding at March 31, 1999; and

          (c) 20,000,000 shares of $2.50 Cumulative Convertible Preferred Stock Series BB (the “Series BB Preferred Stock”), of which 5,539 shares were issued and outstanding at March 31, 1999.

The Preferred Stock

          General. Any preferred stock sold pursuant to this prospectus will have the general dividend, voting and liquidation preference rights stated below unless otherwise provided in the prospectus supplement. Reference is made to the prospectus supplement for specific terms, including, where applicable:

•	the title and stated value of the preferred stock;

•	the aggregate number of shares of preferred stock offered;

•	the price at which the preferred stock will be issued;

•	the dividend rates or method of calculation, the dividend period and the dates dividends will be payable;

•	whether dividends will be cumulative or noncumulative, and if cumulative, the date the dividends will begin to cumulate;

•	the dates the preferred stock will be subject to redemption at our option, and any redemption terms;

•	any mandatory redemption or sinking fund provisions;

•	any rights on the part of the stockholder or us to convert the preferred stock into shares of another security; and

•	any additional voting, liquidation, preemptive and other rights, preferences, privileges, limitations and restrictions.

          The description of certain provisions of the preferred stock stated below and in the prospectus supplement is not complete and is qualified in its entirety by reference to the description in our Amended and Restated Certificate of Incorporation, which will describe the terms of the offered preferred stock and be filed with the SEC at or before the time of sale of that preferred stock.

          In addition, we may elect to offer depositary shares evidenced by depository receipts representing a fractional interest in a share of a particular series of the preferred stock issued and deposited with a Depositary.

          The preferred stock ranks senior to our common stock as to the payment of dividends and the distribution of our assets on liquidation, dissolution and winding up. The dividend and liquidation preference rights of the preferred stock relative to any existing or future series of our preferred stock will be stated in the prospectus supplement.

          The preferred stock, when issued, will be fully paid and nonassessable.

          Dividends. The holders of the preferred stock will be entitled to receive when, as and if declared by us, cash dividends at such rates as will be specified in the prospectus supplement. All dividends will be paid out of our funds that are legally available for such purpose. We will not pay dividends on our other shares nor will we redeem or otherwise acquire for any other consideration or pay into any sinking fund if dividends on any series of preferred stock are in arrears.

          Voting. The holders of preferred stock will not have voting rights, except as required by applicable law or as specifically approved by us and described in the prospectus supplement, with regard to matters submitted to a general vote of our stockholders.

          Liquidation Preference. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of any series of preferred stock will be entitled to receive, after distributions to holders of any series or class of our capital stock, as may be stated in the prospectus supplement, an amount equal to the appropriate stated or liquidation value of the shares of the series plus an amount equal to accrued and unpaid dividends, if any, through the date of the payment. If the assets and funds to be distributed among the holders of such preferred stock will be insufficient to permit the payment to such holders of the full amount due, then the holders of the preferred stock will share ratably in any distribution of our assets in proportion to the amounts which otherwise would be payable on the shares held by them upon the distribution if all amounts payable on the shares were paid in full.

          The following summary of the ESOP Preferred Stock, Series B Preferred Stock and Series BB Preferred Stock is qualified in its entirety by reference to the description of these securities contained in our Amended and Restated Certificate of Incorporation.

ESOP Preferred Stock

          All shares of ESOP Preferred Stock are held by the trustee under the NationsBank Corporation Retirement Savings Plan (the “ESOP”). The ESOP Preferred Stock ranks senior to our common stock, but ranks junior to the Series B Preferred Stock and Series BB Preferred Stock as to dividends and distribution on liquidation. Shares of the ESOP Preferred Stock are convertible into common stock at a conversion rate of 1.68 shares of common stock per share of ESOP Preferred Stock, subject to certain customary anti-dilution adjustments.

          Preferential Rights. The ESOP Preferred Stock does not have preemptive or preferential rights to purchase or subscribe for shares of our capital stock of any class and is not subject to any sinking fund obligations or other obligations to repurchase or retire the series, except as discussed below.

          Dividends. The ESOP Preferred Stock is entitled to an annual dividend, subject to certain adjustments, of $3.30 per share, payable semiannually. Unpaid dividends accumulate on the date they first became payable, without interest. While any shares of ESOP Preferred Stock are outstanding, we may not declare, pay or set apart for payment any dividend on any other series of stock ranking equally with the ESOP Preferred Stock as to dividends unless declared and paid, or set apart for payment like dividends on the ESOP Preferred Stock for all dividend payment periods ending on or before the dividend payment date for such parity stock, ratably in proportion to their respective amounts of accumulated and unpaid dividends. We generally may not declare, pay or set apart for payment any dividends, except for, among other things, dividends payable solely in shares of stock ranking junior to the ESOP Preferred Stock as to dividends or upon liquidation, or, make any other distribution on, or make payment on account of the purchase, redemption or other retirement of, any other class or series of our capital stock ranking junior to the ESOP Preferred stock as to dividends or upon liquidation, until full cumulative dividends on the ESOP Preferred Stock have been declared and paid or set apart for payment when due.

          Voting Rights. The holder of the ESOP Preferred Stock is entitled to vote on all matters submitted to a vote of the holders of common stock and votes together with the holders of common stock as one class. Except as otherwise required by applicable law, the holder of the ESOP Preferred Stock has no special voting rights. To the extent that the holder of the shares is entitled to vote, each share is entitled to the number of votes equal to the number of shares of common stock into which the shares of ESOP Preferred Stock could be converted on the record date for determining the stockholders entitled to vote, rounded to the nearest whole vote.

          Distributions. In the event of our voluntary or involuntary dissolution, liquidation or winding-up, the holder of the ESOP Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, subject to the rights of the holders of any Preferred Stock ranking senior to or equally with the ESOP Preferred Stock as to distributions upon liquidation, dissolution or winding-up but before any amount will be paid or distributed among the holders of common stock or any other shares ranking junior to the ESOP Preferred Stock as to such distributions, liquidating distributions of $42.50 per share plus all accrued and unpaid dividends thereon to the date fixed for distribution. If, upon our voluntary or involuntary dissolution, liquidation or winding-up, the amounts payable on ESOP Preferred Stock and any other stock ranking equally therewith as to any such distribution are not paid in full, the holder of the ESOP Preferred Stock and the other stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which it is entitled, the holder of the ESOP Preferred Stock will not be entitled to any further distribution of our assets. Any merger, consolidation or purchase or sale of assets by us will not be deemed to be a dissolution, liquidation or winding-up of our affairs.

          Redemption. The ESOP Preferred Stock is redeemable, in whole or in part, at our option, at any time. The redemption price for the shares of the ESOP Preferred Stock, which may be paid in cash or shares of common stock, will be $42.50 per share. The redemption price also must include all accrued and unpaid dividends to the date of redemption. If the ESOP Preferred Stock is treated as Tier 1 capital for bank regulatory purposes, the approval of the Federal Reserve Board may be required to redeem the ESOP Preferred Stock.

          In addition, we are required to redeem shares of the ESOP Preferred Stock at the option of the holder of the shares to the extent necessary either to provide for distributions required to be made under the ESOP or to make payments of principal, interest or premium due and payable on any indebtedness incurred by the holder of the shares for the benefit of the ESOP.

Series B Preferred Stock

          Preferential Rights. We may, without the consent of holders of Series B Preferred Stock, issue preferred stock with superior or equal rights or preferences. The shares of the Series B Preferred Stock rank prior to the ESOP Preferred Stock and the common stock.

          Dividends. Holders of shares of Series B Preferred Stock are entitled to receive, when and as declared by our Board cumulative cash dividends at an annual dividend rate per share of 7% of the stated value thereof, out of any funds legally available for such purpose. The dividend is payable quarterly. Dividends on Series B Preferred Stock are cumulative, and we cannot declare or pay cash dividends on any shares of common stock unless full cumulative dividends on the Series B Preferred Stock have been paid or declared and funds sufficient for the payment have been set apart.

          Voting Rights. Each share of Series B Preferred Stock has equal voting rights, share for share, with each share of our common stock.

          Distributions. In the event of our dissolution, liquidation or winding up, the holders of Series B Preferred Stock are entitled to receive, after payment of the full liquidation preference on shares of any class of preferred stock ranking superior to the Series B Preferred Stock, but before any distribution on shares of our common stock, liquidating dividends of $100 per share plus accumulated dividends.

          Redemption. Shares of Series B Preferred Stock are redeemable, in whole or in part, at the option of the holders thereof, at the redemption price of $100 per share plus accumulated dividends, provided that (i) full cumulative dividends have been paid, or declared and funds sufficient for payment set apart, upon any class or series of preferred stock ranking superior to Series B Preferred Stock; and (ii) are not then in default or arrears on any sinking fund or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of preferred stock ranking superior to the Series B Preferred Stock.

Series BB Preferred Stock

          Preferential Rights. The shares of Series BB Preferred Stock rank before Series B Preferred Stock, ESOP Preferred Stock and common stock as to dividends and upon liquidation.

          Dividends. Holders of the Series BB Preferred Stock are entitled to receive, when and as declared by our Board, cash dividends at the rate of $2.50 per annum per share, out of our assets legally available for payment. Dividends are payable quarterly on January 1, April 1, July 1, and October 1 of each year. Dividends on the Series BB Preferred Stock are cumulative from January 1, 1998.

          Voting Rights. Holders of Series BB Preferred Stock have no voting rights except as required by law and, if any quarterly dividend payable on the Series BB Preferred Stock is in arrears, the holders of Series BB Preferred Stock will be entitled to vote together with the holders of our common stock at our next meeting of stockholders and at each subsequent meeting of stockholders unless all dividends in arrears have been paid or declared and set apart for payment before the date of such meeting. In those cases where holders of Series BB Preferred Stock are entitled to vote, each holder will be entitled to cast the number of votes equal to the number of whole shares of our common stock into which his or her Series BB Preferred Stock is then convertible.

          Conversion Rights. Subject to the terms and conditions stated below, the holders of shares of Series BB Preferred Stock have the right, at their option, to convert such shares at any time through September 16, 1999 into fully paid and nonassessable shares of common stock at the rate of 6.17215 shares of our common stock for each share of Series BB Preferred Stock surrendered for conversion. The conversion rate is subject to adjustment from time to time.

           Distributions. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Series BB Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders an amount equal to $25 per share plus an amount equal to accrued and unpaid dividends to and including the date of such distribution, and no more, before any distribution will be made to the holders of any class of our stock ranking junior to the Series BB Preferred Stock as to the distribution of assets. Any merger, consolidation or purchase or sale of assets by us will not be deemed a liquidation, dissolution or winding up of our affairs. Shares of Series BB Preferred Stock are not subject to a sinking fund.

          Redemption. On June 23, 1999, our board of directors voted to redeem the Series BB Preferred Stock on October 1, 1999, at a redemption price of $25 per share plus accrued and unpaid dividends to the redemption date.

DESCRIPTION OF DEPOSITARY SHARES

General

          We may, at our option, offer fractional shares of preferred stock, rather than full shares of such securities. If such option is exercised, we will issue receipts for depositary shares to the public. Each receipt will represent a fractional interest in a share of a particular series of the preferred stock, as stated in a prospectus supplement.

          The particular terms of the preferred stock offered and the extent, if any, to which the general provisions may apply to the depositary shares will be described in the prospectus supplement. The general descriptions below and in any prospectus supplement are not complete and are subject to and qualified in their entirety by reference to the deposit agreement and the depositary receipts, the forms of which are incorporated by reference in the Registration Statement and the definitive forms of which will be filed with the SEC at the time of sale of the depositary shares.

          The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $5,000,000 (the “Depositary”). Subject to the terms of the deposit agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such Depositary Share, to all the rights and preferences of the preferred stock represented thereby, including dividend, voting, redemption, conversion and liquidation rights.

          The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

          Pending the preparation of definitive engraved depositary receipts, the Depositary may, upon our written order, issue temporary depositary receipts. The temporary depositary receipts will be substantially identical to, and will have all rights of, the definitive depositary receipts but will not be in definitive form. Definitive depositary receipts will be prepared thereafter and temporary depositary receipts will be exchanged for definitive depositary receipts at our expense.

          Upon the surrender of depositary receipts at the principal office of the Depositary and upon payment by the holder of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary shares is entitled to have the Depositary deliver to such holder the number of full shares of the preferred stock underlying the depositary shares evidenced by the surrendered depositary receipts. A holder of shares of preferred stock thus withdrawn will not thereafter be entitled to receive depositary shares in excess of the number of depositary shares representing the number of full shares of preferred stock to be withdrawn. The Depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Dividends and Other Distributions

          The Depositary will distribute all cash dividends or other cash distributions received pursuant to the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by the holders. However, the Depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. Any balance that is not distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders.

          If there is a distribution other than in cash, the Depositary will distribute property it receives to the record holders of depositary shares who are entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary, with our approval, may sell such property and distribute the net proceeds to such holders.

Redemption of Depositary Shares

          If a series of preferred stock depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the Depositary from the redemption, in whole or in part, of that series of preferred stock held by the Depositary. The Depositary will mail notice of redemption at least 30 and not more than 45 days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the Depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable on such series of the preferred stock. Whenever we redeem preferred stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are redeemed, the depositary shares redeemed will be selected by lot or pro rata as determined by the Depositary.

          After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holder of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property the holders of such depositary shares were entitled to receive upon such redemption upon surrender to the Depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

          Any voting rights of holders of the depositary shares are directly dependent on the voting rights of the underlying voting preferred stock. Upon receipt of notice of any meeting at which the holders of the preferred stock held by the Depositary are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying such holder’s depositary shares. The Depositary will endeavor, insofar as practicable, to vote the amount of preferred stock underlying the depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Depositary to enable the Depositary to do so. The Depositary will abstain from voting preferred stock if it does not receive specific instructions from the holders of depositary shares relating to such preferred stock.

Amendment and Termination of the Deposit Agreement

          The form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement may at any time be amended by agreement between us and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding. Either we or the Depositary may terminate a Deposit Agreement if all outstanding depositary shares have been redeemed or if there has been a final distribution in respect of the preferred stock in connection with our liquidation, dissolution or winding up.

Changes of Depositary

          We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

Miscellaneous

          The Depositary will forward to the holders of depositary shares all of our reports and communications which are delivered to the Depositary and which we are required to furnish to the holders of the preferred stock.

          We, and the Depositary, will not be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the Deposit Agreement. All of our obligations under the Deposit Agreement are limited to performance in good faith of our respective duties thereunder and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless provided with satisfactory indemnity. We, and the Depositary, may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

          The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary, any resignation or removal will take effect only upon the appointment of a successor Depositary and the successor Depositary’s acceptance of such appointment. Any successor Depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $5,000,000.

DESCRIPTION OF COMMON STOCK

          The following summary of our common stock is qualified in its entirety by reference to the description of the common stock incorporated herein by reference.

General

          We are authorized to issue 5,000,000,000 shares of common stock, of which approximately 1.7 billion shares were outstanding on March 31, 1999. The common stock trades on the New York Stock Exchange and on the Pacific Exchange under the symbol “BAC.” The common stock is also listed on the London Stock Exchange, and certain shares are listed on the Tokyo Stock Exchange. As of March 31, 1999, 308 million shares were reserved for issuance in connection with various of our employee and director benefit plans and our Dividend Reinvestment and Stock Purchase Plan and the conversion of our outstanding convertible securities and for other purposes. After taking into account the reserved shares, there were approximately 2.9 billion authorized shares of common stock available for issuance as of March 31, 1999.

Voting and Other Rights

          Holders of common stock are entitled to one vote per share. In general, a majority of votes cast on a matter is sufficient to take action upon routine matters. However, (i) amendments to our Amended and Restated Certificate of Incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class, and (ii) a merger or dissolution or the sale of all or substantially all of our assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding voting shares. Directors are elected by a plurality of the votes cast, and stockholders do not have the right to cumulate their votes in the election of directors.

          In the event of our liquidation, holders of common stock will be entitled to receive pro rata any assets legally available for distribution to stockholders, subject to any prior rights of any preferred stock then outstanding.

          Our common stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All the outstanding shares of common stock are, and upon proper conversion of any preferred stock, all of the shares of our common stock into which such shares are converted will be, validly issued, fully paid and nonassessable.

          ChaseMellon Shareholder Services, L.L.C. is the transfer agent and registrar for our common stock.

Dividends

          The holders of our common stock are entitled to receive dividends or distributions as our Board may declare out of funds legally available for such payments. Our payment of dividends is subject to the restrictions of Delaware law applicable to the declaration of dividends by a corporation. A corporation generally may not authorize and pay dividends if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of stockholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of dividends to stockholders is subject to any prior rights of outstanding preferred stock. Stock dividends, if any are declared, may be paid from our authorized but unissued shares.

REGISTRATION AND SETTLEMENT

The Depository Trust Company

          Unless otherwise specified in a prospectus supplement, the debt securities we offer will be issued only in book-entry form represented by global securities in registered form (a “Global Security”). The Global Security will be held through DTC, as depositary, and registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the securities.

          Beneficial interests in the Global Security will be shown on, and transfers will be effected through, records maintained by DTC. Transfers of ownership interests in the securities will be accomplished by making entries in DTC participants’ books acting on behalf of beneficial owners. Beneficial owners of these securities will not receive certificates representing their ownership interest, unless the use of the book-entry system is discontinued.

          So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be the sole holder of the securities represented thereby for all purposes under the applicable Indenture or warrant or unit agreement. Except as otherwise provided below, the beneficial owners of the securities will not be entitled to receive physical delivery of the certificated security and will not be considered the holders for any purpose under the applicable Indenture or agreement. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder under such security or the applicable Indenture or agreement. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in the securities.

The following is based on information furnished by DTC:

          DTC will act as securities depository for certain securities. Those securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One Global Security will be issued for all of the principal amount of the securities, but if any series exceeds an aggregate principal amount of $200,000,000, certificates will be issued in increments of up to $200,000,000.

          DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic book-entry changes in the participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

          Purchases of securities under DTC’s system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser, the beneficial owner, of each security represented by a Global Security is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to its direct participants, by direct participants to indirect participants, and by direct and indirect participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the securities. DTC assigns its right to consent or vote to its direct participants.

           Principal and any premium or interest payments on the securities will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

          Redemption notices will be sent to Cede & Co. If less than all of the securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

          DTC may discontinue providing its services as securities depository for the securities at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, certificated securities are required to be printed and delivered.

          Management of DTC is aware that some computer applications and systems for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter “Year 2000 problems.” DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, which relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC’s plan includes a testing phase, which is expected to be completed within appropriate time frames.

          However, DTC’s ability to perform its services properly is also dependent upon other parties, such as issuers and their agents, as well as the DTC participants, third party vendors from whom DTC licenses software and hardware and on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers. DTC has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to: (a) impress upon them the importance of such services being Year 2000 compliant; and (b) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Cedelbank and Euroclear

          Securities of a series issued in book-entry form and sold or traded outside the United States may be represented by one or more Global Securities held through Cedelbank, société anonyme (“Cedelbank”), or Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (the “Euroclear Operator” or “Euroclear”), European international clearing systems. Cedelbank and Euroclear hold omnibus positions on behalf of Cedelbank participants and Euroclear participants, respectively, on the books of their respective depositaries, which in turn hold such positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

          Transfers between Cedelbank participants and Euroclear participants occur in compliance with their rules and operating procedures. Cross-market transfers between persons holding directly or indirectly through DTC in the United States, on the one hand, and directly or indirectly through Cedelbank participants or Euroclear participants, on the other, will be handled by DTC in accordance with DTC rules on behalf of a European international clearing system by its depositary; however, cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. A European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to carry out final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedelbank participants and Euroclear participants may not deliver instructions directly to the depositaries.

          Because of time-zone differences, credits for securities in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during the subsequent securities settlement processing, and will be dated the business day following the DTC settlement date; those credits or any transactions in those securities settled during processing will be reported to the relevant Cedelbank participant or Euroclear participant on that business day. Cash received in Cedelbank or Euroclear as a result of sales of securities by or through a Cedelbank participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in DTC.

          Cedelbank is incorporated under the laws of Luxembourg as a depositary. Cedelbank holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of those participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Cedelbank in any of 28 currencies, including United States dollars. Cedelbank provides to its participants services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a depository, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedelbank participants consist of recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters or agents with respect to a particular series of securities. Indirect access to Cedelbank is also available to other entities that clear through or maintain a custodial relationship with a Cedelbank participant.

          The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions now may be settled by Euroclear in any of 32 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by the Euroclear Operator, under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes pol icy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents for a particular series of securities.
Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant.

          The Euroclear Operator is the Brussels branch of a New York banking corporation that is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Federal Reserve Board and the New York State Banking Department, as well as the Belgian Banking Commission.

          Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear Systems and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawal of securities and cash from the Euroclear System and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relations with persons holding through Euroclear participants.

          Distributions for securities of a series held through Cedelbank or Euroclear will be credited to the cash accounts of Cedelbank participants or Euroclear participants in accordance with the relevant system’s rules and procedures. Distributions are subject to tax reporting in accordance with relevant United States tax laws and regulations. The applicable prospectus supplement will describe selected income tax consequences to foreign investors. Cedelbank or the Euroclear Operator, will take any other action permitted to be taken by a holder of securities under the applicable Indenture, warrant agreement or unit agreement on behalf of a Cedelbank participant or a Euroclear participant only in accordance with its relevant rules and procedures and subject to its respective depositary’s ability to carry out those actions on its behalf through DTC.

          Although Cedelbank and Euroclear have established these procedures to facilitate transfers of applicable securities among participants of DTC, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or over the Internet at the SEC’s home page at http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

          The SEC allows us to incorporate by reference the information we file with it, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

          We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

•	our annual report on Form 10-K for the year ended December 31, 1998;

•	our quarterly report on Form 10-Q for the period ended March 31, 1999;

•	our current reports on Form 8-K dated January 19, 1999, February 2, 1999, April 19, 1999, April 28, 1999, June 9, 1999, June 23, 1999, July 8, 1999 and July 23, 1999; and

•
the description of our common stock which is contained in our registration statement filed pursuant to Section 12 of the Exchange Act, as modified on our current report on Form 8-K dated September 25, 1998.

          We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meetings; and

•	any reports filed under Section 15(d) of the Exchange Act.

          You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.

          You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

John E. Mack
Senior Vice President
Bank of America Corporation
Corporate Treasury Division
NC1-007-23-01
100 North Tryon Street
Charlotte, North Carolina 28255
(704) 386-5972

FORWARD-LOOKING STATEMENTS

          This prospectus and accompanying prospectus supplements contain or incorporate statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Those statements can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “projected,” “intends to,” or other similar words. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to certain risks and uncertainties, including but not limited to, certain risks described in the prospectus supplement. When considering those forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplement. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

LEGAL OPINIONS

          The legality of the securities will be passed upon for us by Smith Helms Mulliss & Moore, L.L.P., Charlotte, North Carolina, and for the underwriters or agents by Stroock & Stroock & Lavan LLP, New York, New York. As of the date of this prospectus, certain members of Smith Helms Mulliss & Moore, L.L.P., beneficially owned approximately 160,000 shares of our common stock.

EXPERTS

          Our consolidated financial statements incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1998 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the attached prospectus. We do not assume any responsibility for information about the Basket Companies described in this prospectus supplement. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement and the attached prospectus is accurate as of any date other than the date on the front of this document.

Our affiliates, including Banc of America Securities LLC, will deliver this prospectus supplement and the attached prospectus for offers and sales in the secondary market.

$

EAGLES SM
due June    , 2003

PROSPECTUS SUPPLEMENT

Banc of America Securities LLC

June   , 2001